                                                                   Exhibit 10.77


                           REVOLVING CREDIT AGREEMENT

                          DATED AS OF JANUARY 23, 1995

                                     AMONG

                               BIG O TIRES, INC.,

                            THE AFFILIATE BORROWERS,

                          THE BORROWING BASE PARTIES,

                                  THE LENDERS

                                      AND

                      THE FIRST NATIONAL BANK OF CHICAGO,

                             AS ISSUER AND AS AGENT
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
                               TABLE OF CONTENTS

ARTICLE I    DEFINITIONS.................................................................   1

ARTICLE II   THE CREDITS.................................................................  15

2.1.         Commitment..................................................................  15
2.2          Revolving Credit Loans......................................................  16
2.2.1.       Ratable Loans...............................................................  16
2.2.2.       Types of Advances...........................................................  16
2.2.3.       Minimum Amount of Each Advance..............................................  16
2.2.4.       Principal Payments..........................................................  16
2.2.5.       Method of Selecting Types and
              Interest Periods for New Advances..........................................  16
2.2.6.       Conversion and Continuation of
              Outstanding Advances.......................................................  17
2.2.7.       Changes in Interest Rate, etc...............................................  18
2.2.8.       Interest Payment Dates;
              Interest and Fee Basis.....................................................  18
2.2.9.       Notification of Advances, Interest Rates, Prepayments and Commitment
              Reductions.................................................................  18
2.2.10.      Rates Applicable After Default..............................................  19
2.3.         Facility Letters of Credit..................................................  19
2.3.1.       Obligation to Issue.........................................................  19
2.3.2.       Conditions for Issuance.....................................................  19
2.3.3.       Procedure for Issuance of Facility..........................................  19
              Letters of Credit..........................................................  20
2.3.4.       Reimbursement Obligations...................................................  21
2.3.5.       Participation...............................................................  22
2.3.6.       Compensation for Facility Letters of Credit.................................  23
2.3.7.       Letter of Credit Collateral Account.........................................  23
2.3.8.       Nature of Obligations.......................................................  23
2.4.         Commitment Fee; Reductions in Aggregate Commitment; Early Termination Fee...  24
2.5.         Method of Payment...........................................................  24
2.6.         Notes; Telephonic Notices...................................................  25
2.7.         Lending Installations.......................................................  25
2.8.         Non-Receipt of Funds by the Agent...........................................  25
2.9.         Withholding Tax Exemption...................................................  25
2.10.        Application of Payments with Respect to Defaulting Lenders..................  26
2.11.        Borrowing Base;  Reporting and Eligibility Requirements.....................  26
2.11.1.      Collateral Reports..........................................................  26
2.11.2.      Eligible Accounts...........................................................  27
2.11.3.      Account Warranties..........................................................  28
2.11.4.      Verification of Accounts....................................................  29
2.11.5.      Account Covenants...........................................................  29
2.11.6.      Appointment of the Agent as Attorney-in-Fact................................  29
2.11.7.      Notice to Account Debtors...................................................  30
2.11.8.      Eligible Inventory..........................................................  30
2.11.9.      Inventory Warranties........................................................  31
2.11.10.     Inventory Records...........................................................  31
2.11.11.     Safekeeping of Inventory and
              Inventory Covenants........................................................  31
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
ARTICLE III  CHANGE IN CIRCUMSTANCES.....................................................  32

3.1.         Yield Protection............................................................  32
3.2.         Changes in Capital Adequacy Regulations.....................................  32
3.3.         Availability of Types of Advances...........................................  33
3.4.         Funding Indemnification.....................................................  33
3.5.         Lender Statements; Survival of Indemnity....................................  33

ARTICLE IV   CONDITIONS PRECEDENT........................................................  34

4.1.         Initial Credit Extension....................................................  34
4.2.         Each Credit Extension.......................................................  36
4.3.         Initial Credit Extension to a new Affiliate Borrower........................  37

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF THE BORROWER..............................  38

5.1.         Corporate Existence and Standing............................................  38
5.2.         Authorization and Validity..................................................  38
5.3.         No Conflict; Government Consent.............................................  38
5.4.         Financial Statements........................................................  39
5.5.         Material Adverse Change.....................................................  39
5.6.         Taxes.......................................................................  39
5.7.         Litigation and Contingent Obligations.......................................  39
5.8.         Subsidiaries and Affiliates.................................................  39
5.9.         ERISA.......................................................................  40
5.10.        Accuracy of Information.....................................................  40
5.11.        Regulation U................................................................  40
5.12.        Material Agreements.........................................................  40
5.13.        Compliance With Laws........................................................  40
5.14.        Environmental Warranties....................................................  40
5.15.        Ownership of Properties.....................................................  42
5.16.        Investment Company Act......................................................  42
5.17.        Public Utility Holding Company Act..........................................  42
5.18.        Insurance...................................................................  42
5.19.        Intellectual Property.......................................................  42
5.20.        Solvency....................................................................  42
5.21.        Benefits....................................................................  43
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
ARTICLE V-A  REPRESENTATIONS AND WARRANTIES OF AFFILIATE BORROWERS.......................  43

5A.1.        Corporate Existence and Standing............................................  43
5A.2.        Authorization and Validity..................................................  43
5A.3.        No Conflict; Government Consent.............................................  43
5A.4.        Investment Company Act......................................................  44
5A.5.        Public Utility Holding Company Act..........................................  44
5A.6.        Regulation U................................................................  44
5A.7.        Litigation and Contingent Obligations.......................................  44
5A.8.        Material Agreements.........................................................  44
5A.9.        Compliance With Laws........................................................  44

ARTICLE VI   COVENANTS...................................................................  45

6.1.         Financial Reporting.........................................................  45
6.2.         Use of Proceeds.............................................................  47
6.3.         Notice of Default...........................................................  47
6.4.         Conduct of Business.........................................................  47
6.5.         Taxes.......................................................................  48
6.6.         Insurance...................................................................  48
6.7.         Compliance with Laws; Environmental.........................................  48
6.8.         Maintenance of Properties...................................................  48
6.9.         Inspection..................................................................  48
6.10.        Dividends...................................................................  48
6.11.        Indebtedness................................................................  49
6.12.        Merger......................................................................  50
6.13.        Sale of Assets..............................................................  50
6.14.        Sale of Accounts............................................................  50
6.15.        Sale and Leaseback..........................................................  50
6.16.        Investments and Acquisitions................................................  50
6.17.        Contingent Obligations......................................................  51
6.18.        Liens.......................................................................  52
6.19.        Transactions with Affiliates................................................  53
6.20.        Letters of Credit...........................................................  53
6.21.        Prepayment of Certain Indebtedness..........................................  53
6.22.        Amendments to Certain Agreements............................................  54
6.23.        Financial Undertakings......................................................  54
6.24.        Financial Covenants.........................................................  54
6.24.1.      Leverage Ratio..............................................................  54
6.24.2.      Fixed Charge Coverage Ratio.................................................  54
6.24.3.      Minimum Tangible Net Worth..................................................  54
6.24.4.      Cash Flow Coverage Ratio....................................................  54
6.24.5.      Rentals.....................................................................  55
6.24.6.      Capital Expenditures........................................................  55

ARTICLE VII  DEFAULTS....................................................................  55
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
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES..............................  58

8.1.         Acceleration................................................................  58
8.2.         Amendments..................................................................  59
8.3.         Preservation of Rights......................................................  60

ARTICLE IX   GENERAL PROVISIONS..........................................................  60

9.1.         Survival of Representations.................................................  60
9.2.         Governmental Regulation.....................................................  60
9.3.         Taxes.......................................................................  60
9.4.         Headings....................................................................  61
9.5.         Entire Agreement............................................................  61
9.6.         Several Obligations; Benefits of this Agreement.............................  61
9.7.         Expenses; Indemnification...................................................  61
9.8.         Numbers of Documents........................................................  62
9.9.         Accounting..................................................................  62
9.10.        Severability of Provisions..................................................  62
9.11.        Nonliability of Lenders.....................................................  62
9.12.        Choice of Law...............................................................  62
9.13.        Consent to Jurisdiction.....................................................  62
9.14.        Waiver of Jury Trial........................................................  63
9.15.        Confidentiality.............................................................  63
9.16.        Nonreliance.................................................................  63
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
ARTICLE X    THE AGENT...................................................................  63

10.1.        Appointment.................................................................  63
10.2.        Powers......................................................................  63
10.3.        General Immunity............................................................  64
10.4.        No Responsibility for Loans, Recitals, etc..................................  64
10.5.        Action on Instructions of Lenders...........................................  64
10.6.        Employment of Agents and Counsel............................................  64
10.7.        Reliance on Documents; Counsel..............................................  64
10.8.        Agent's Reimbursement and Indemnification...................................  65
10.9.        Rights as a Lender..........................................................  65
10.10.       Lender Credit Decision......................................................  65
10.11.       Successor Agent.............................................................  65
10.12.       Execution of Collateral Documents...........................................  66
10.13.       Collateral Releases.........................................................  66

ARTICLE XI   SETOFF; RATABLE PAYMENTS....................................................  66

11.1.        Setoff......................................................................  66
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
11.2.        Ratable Payments...............................................................  66

ARTICLE XII  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS..............................  67

12.1.        Successors and Assigns.........................................................  67
12.2.        Participations.................................................................  67
12.2.1       Permitted Participants; Effect.................................................  67
12.2.2.      Voting Rights..................................................................  68
12.2.3.      Benefit of Setoff..............................................................  68
12.3.        Assignments....................................................................  68
12.3.1.      Permitted Assignments..........................................................  68
12.3.2.      Effect; Effective Date.........................................................  69
12.4.        Dissemination of Information...................................................  69
12.5.        Tax Treatment..................................................................  69

ARTICLE XIII GUARANTY.......................................................................  70

13.1.        Guaranty of Payment and Performance of Obligations of Affiliate Borrowers......  70
13.2.        Borrower's Further Agreements to Pay...........................................  70
13.3.        Waivers by Borrower: Agent's and Lenders' Freedom to Act.......................  70
13.4.        Unenforceability of Affiliate Borrower Obligations Against Affiliate Borrowers.  71
13.5.        Subrogation; Subordination.....................................................  72
13.6.        Termination....................................................................  72
13.7.        Effect of Bankruptcy...........................................................  73
13.8.        Setoff.........................................................................  73
13.9.        Further Assurances.............................................................  73
13.10.       Limitation.....................................................................  73

ARTICLE XIV  NOTICES........................................................................  74

ARTICLE XV   COUNTERPARTS...................................................................  74

                                                                   EXHIBIT 10.77

                               BIG O TIRES, INC.
                           REVOLVING CREDIT AGREEMENT


          This Agreement, dated as of January 23, 1995, is among Big O Tires, Inc., a Nevada corporation, the Affiliate Borrowers, the Borrowing Base Parties, the Lenders and The First National Bank of Chicago, as Issuer and as Agent. The parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------


          As used in this Agreement:

          "Account Debtor" means the party which is obligated on or under an Account.

          "Accounts" means all present and future rights of each Borrowing Base Party to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance.

          "Accounts Trial Balance" is defined in Section 2.11.1.

          "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower, any of its Subsidiaries or any Credit Party (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or
(ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

          "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to a Credit Party of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

          "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

          "Affiliate Borrower" means BODI and, with the consent of the Lenders, any other Affiliate of the Borrower which completes an Affiliate Borrower Counterpart and satisfies the other conditions precedent to an initial Credit Extension to an Affiliate Borrower as set forth in Section 4.3.

          "Affiliate Borrower Counterpart" means a counterpart signature page in the form of Exhibit "C".

          "Affiliate Borrower MAE" means, with respect to any Affiliate Borrower, a material adverse effect upon (a) the business, Property, condition (financial or otherwise), results of operations or prospects of such Affiliate Borrower and its Subsidiaries, taken as a whole, (b) the ability of such Affiliate Borrower to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability (with respect to such Affiliate Borrower) of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

          "Affiliate Borrower Obligations" is defined in Section 13.1.

          "Agent" means The First National Bank of Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

          "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

          "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

          "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

          "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

          "Article" means an article of this Agreement unless another document is specifically referenced.

          "Authorized Officer" means (i) with respect to the Borrower, any of the President, Chief Financial Officer, Secretary, Treasurer or Corporate Controller of the Borrower, acting singly, (ii) with respect to BODI, any of the President, Secretary, Treasurer or Corporate Controller of BODI, acting singly, and (iii) with respect to any other Affiliate Borrower, such persons or the incumbents of such offices as are designated by such Affiliate Borrower in writing at the time it completes its Affiliate Borrower Counterpart.

          "Barclays Loan Agreement" is defined in Section 4.1.

          "Big O Entities" means the Borrower, its Subsidiaries, the Affiliate Borrowers and the Borrowing Base Parties.

          "BODI" means Big O Development, Inc., a Colorado corporation and a Subsidiary of the Borrower.

          "Borrower" means Big O Tires, Inc., a Nevada corporation, and its permitted successors and assigns.

          "Borrower Security Agreement" means that certain Pledge and Security Agreement dated as of January 23, 1995 between the Borrower and the Agent securing the Credit Extensions hereunder.

          "Borrowing Base" means, on any date of determination, an amount equal to the sum of:

          (i) 85% of the difference of (u) the face amount (less the most recently calculated average discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) then outstanding under Eligible Accounts minus (v) Stipulated Account Reserves, plus

          (ii) 65% of the difference of (w) Eligible Class I Inventory minus (x) Stipulated Inventory Reserves relating to Class I Inventory, plus

          (iii) 40% of the difference of (y) Eligible Class II Inventory minus
          (z) Stipulated Inventory Reserves relating to Class II Inventory

(provided that, notwithstanding any other provision of this definition, the Inventory component of the Borrowing Base arrived at as a result of the calculations in clauses (ii) and (iii) may not comprise more than 80% of the Borrowing Base), all as evidenced by the most recent Borrowing Base Certificate.

     "Borrowing Base Certificate" is defined in Section 2.11.1.

     "Borrowing Base Parties" means the Borrower and Idaho.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.2.5.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

     "Capital Expenditures" of a Person means the aggregate amount of all purchases or acquisitions of items considered to be capital items under Agreement Accounting Principles, including, without limitation, all expenditures relating to Property, plant or equipment which would be capitalized on a balance sheet of such Person in accordance with Agreement Accounting Principles, but excluding any such expenditures for real estate development activities of BODI relating to new retail store locations.

     "Capitalized Lease Obligations" of a Person means, without duplication, any rental obligation which under Agreement Accounting Principles is or will be required to be capitalized on a balance sheet of the Borrower or any Subsidiary, or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet, in each case taken at the amount thereof account for as indebtedness (net of interest expense) in accordance with Agreement Accounting Principles.

     "Cash Flow Coverage Ratio" means, for any period of determination, the ratio of (x) the sum of (i) Net Income or deficit, as the case may be, plus (ii) depreciation and amortization expense and other non-cash charges to Net Income, plus or minus, as the case may be (iii) changes in working capital (excluding any such changes resulting from restricted cash proceeds of the notes issued pursuant to the indenture referred to in Section 4.1(xv)) to (y) Indebtedness (long and short term), in each case calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

     "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List, as amended from time to time.

     "Change in Control" means (i) the acquisition by any Person, or two or more Persons acting in concert (other than the Big O Tires, Inc. Employee Stock Ownership Plan or other Persons approved by the Lenders), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower; or (ii) the Borrower shall cease to own, free and clear of all Liens or other encumbrances, at least 50% of the outstanding shares of voting stock or other controlling interests of any Affiliate Borrower on a fully diluted basis.

     "Class I Inventory" means all Inventory which is new tires, used tires, seconds and retreads, wheels and wheel accessories, shock absorbers, struts and coils.

     "Class II Inventory" means all Inventory other than Class I Inventory.

     "Closing Date" means the date upon which the Agent determines that the conditions precedent set forth in Sections 4.1 and 4.2 have been fulfilled or waived with respect to the initial Credit Extension.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Collateral" means all of the "Collateral" under and as defined in each of the Collateral Documents.

     "Collateral Documents" means, collectively, the Borrower Security Agreement, the Idaho Security Agreement and such other mortgages, security agreements, pledge agreements and other documents relating to collateral for the Credit Extensions hereunder as may be executed from time to time by the Borrower or any Affiliate of the Borrower.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans and participate in Facility Letters of Credit not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

     "Compliance Certificate" means a compliance certificate, in substantially the form of Exhibit "D" hereto, with appropriate insertions, signed by the Borrower's chief financial officer, showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, describing the nature and status thereof and any action the Borrower is taking or proposes to take with respect thereto.

     "Condemnation" is defined in Section 7.8.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a Letter of Credit.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.2.6.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

     "Credit Extension" means the making of any Advance or the issuance of any Facility Letter of Credit pursuant to this Agreement.

     "Credit Extension Date" means the date on which any Credit Extension is made hereunder.

     "Credit Parties" means the Borrower, BODI and any other Affiliate Borrower.

     "Default" means an event described in Article VII.

     "Defaulting Lender" means any Lender that (i) on any Borrowing Date fails to make available to the Agent such Lender's Loans required to be made to the Borrower on such Borrowing Date or (ii) shall not have made a payment to the Issuer pursuant to Section 2.3.5(b). Once a Lender becomes a Defaulting Lender, such Lender shall continue as a Defaulting Lender until such time as such Defaulting Lender makes available to the Agent, the amount of such Defaulting Lender's Loans and/or to the Issuer, such payments requested by the Issuer together with all other amounts required to be paid to the Agent and/or the Issuer pursuant to this Agreement.

     "Eligible Account" is defined in Section 2.11.2.

     "Eligible Class I Inventory" means all Eligible Inventory which is Class I Inventory.

     "Eligible Class II Inventory" means all Eligible Inventory which is Class II Inventory.

     "Eligible Inventory" is defined in Section 2.11.8.

     "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

     "EBITDA" means for any period Consolidated Net Income plus (i) current and deferred income taxes, plus (ii) the amount of all amortization of intangibles and depreciation that was deducted in arriving at Net Income, plus (iii) interest expense (including interest expense associated with Capitalized Lease Obligations), plus
(iv) one-time charges incurred in 1994 with respect to prepayment penalties in connection with the refinancing of the Borrower's Boise facility, plus (v) one-time charges (in an amount not to exceed $200,000) resulting from the Borrower's termination of the Barclays Loan Agreement.

     "ERISA" means the Employee Retirement Income Security Act of l974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Advance" means an Advance which bears interest at the Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate at which deposits in U.S. dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Loan and having a maturity approximately equal to such Interest Period.

     "Eurodollar Loan" means a Loan which bears interest at the Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(ii) 2.25% per annum. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Facility Letter of Credit" means a Letter of Credit issued by the Issuer pursuant to Section 2.3.

     "Facility Letter of Credit Obligations" means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to the Facility Letters of Credit, including the sum of
(a) Reimbursement Obligations and (b) the aggregate undrawn face amount of the outstanding Facility Letters of Credit.

     "Facility Termination Date" means the third anniversary of the Closing
Date.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Financial Undertaking" of a Person means (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (ii) any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person and its Subsidiaries, (iii) any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries or (iv) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

     "Fixed Charges" means, for any period, the sum of (i) interest expense (including interest expense associated with Capitalized Lease Obligations), both paid and accrued, plus (ii) Rentals, plus (iii) dividends payable on preferred stock of the Borrower and its Subsidiaries for such period.

     "Fixed Charge Coverage Ratio" means, for any period of determination, the ratio of (x) the sum of (i) EBITDA plus (ii) Rentals to (y) the sum of (iii) Fixed Charges plus (iv) current maturities of long-term Indebtedness.

     "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan which bears interest at the Floating
Rate.

     "Hazardous Material" means (i) any "hazardous substance", as defined by CERCLA; (ii) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended; (iii) any petroleum product (but specifically excluding tires from this clause (iii)); or (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended, but specifically excluding from such definition all motor oil, antifreeze, hydraulic fluids and lead weights packaged for retail sale to customers and all motor oil stored in bulk containers for use in retail operations.

     "Idaho" means Big O Tire of Idaho, Inc., an Idaho corporation.

     "Idaho Security Agreement" means that certain Pledge and Security Agreement dated as of January 23, 1995 between Idaho and the Agent securing the Credit Extensions hereunder.

     "Indebtedness" of a Person means, without duplication, such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations and (vi) net liabilities under interest rate swap, exchange or cap agreements.

     "Intangible Assets" means the amount (to the extent reflected in determining consolidated stockholders' equity) of (i) all write-ups subsequent to December 31, 1993 in the book value of any asset owned by the Borrower or a Subsidiary, (ii) all Investments in unconsolidated Subsidiaries and all equity Investments in Persons which are not Subsidiaries (but specifically excluding equity Investments in BODI and in joint venture Affiliates of BODI made for the purpose of developing real estate for new retail stores) and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

     "Interest Period" means a period of one, two, three or six months commencing on a Business Day selected by the applicable Credit Party pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Inventory" means any and all goods which are held by the Borrowing Base Parties for sale or lease or to be furnished under any contract of service, wherever located, whether now owned or hereafter acquired by any Borrowing Base Party, including, without limitation, all raw materials, supplies, materials used or consumed in any Borrowing Base Party's business, work in process, finished goods, goods in transit, and all property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by any Borrowing Base Party.

     "Investment" of a Person means any loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

     "Issuer" means The First National Bank of Chicago, in its capacity as issuer of Facility Letters of Credit under Section 2.3.

     "LC Issuance Request" is defined in Section 2.3.3.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Letter of Credit Collateral Account" is defined in Section 2.3.7.

     "Leverage Ratio" means, as at any date of determination thereof, the ratio of (i) Indebtedness (long and short-term) of the Borrower and its Subsidiaries plus the aggregate principal amount of Advances to Affiliate Borrowers hereunder on such date to (ii) Total Capitalization of the Borrower and its Subsidiaries plus the aggregate principal amount of Advances to Affiliate Borrowers hereunder on such date, all calculated on a consolidated basis in accordance with Agreement Accounting Principles.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

     "Loan Documents" means this Agreement, the Notes and the Collateral Documents.

     "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any other Credit Party to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "Net Income" means, for any period, the consolidated net income (or net loss) of the Borrower and its Subsidiaries for such period, but excluding:

     (a)  proceeds of insurance policies;

     (b) net after tax gains arising from (i) any write-up of assets or (ii) the acquisition of debt securities for a cost less than principal and accrued interest;

     (c) net after tax gains arising from (i) the sale or other disposition of capital assets or (ii) extraordinary items or transactions of a non-recurring or non-operating and material nature (including net operating loss carry forward credits) or relating to the discontinuance of operations;

     (d) net income, prior to the date of acquisition, of any other Person acquired in any manner; and

     (e) any deferred credit (or amortization of a deferred credit) arising from the acquisition in any manner of any other Person.

     "Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by a Credit Party and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees, all Facility Letter of Credit Obligations and all expenses, reimbursements, indemnities and other obligations of the Borrower or any Affiliate Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each March, June, September and December.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permitted Construction Take-Out Indebtedness" means Indebtedness of the Borrower (i) which refinances Indebtedness entered into to finance the construction, acquisition or remodeling of retail store locations, (ii) which finances retail store locations for which the Borrower has entered into written leases with the franchisees operating such locations which leases contain rental payments sufficient to cover the principal and interest on such Indebtedness, (iii) which contains covenants and other terms not more restrictive than those contained in this Agreement, provided that such Indebtedness may be priced at the then-current market rates, may contain loan-to-value ratios and may require the grant of a mortgage on the retail store locations financed thereby and (iv) which does not exceed, in aggregate principal amount, (x) $2,500,000 at any time prior to the first anniversary of the Closing Date, (y) $4,500,000 at any time from the first anniversary of the Closing Date to but excluding the second anniversary of the Closing Date and (z) an amount to be agreed upon by the Agent, the Lenders and the Borrower for all periods on and after the second anniversary of the Closing Date.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Pro Rata Share" means, for each Lender, the ratio of such Lender's Commitment to the Aggregate Commitment.

     "Purchasers" is defined in Section 12.3.1.

     "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Reimbursement Obligations" means, at any time, the aggregate of the obligations of the Borrower to the Lenders and the Issuer in respect of all unreimbursed payments or disbursements made by the Issuer and the Lenders under or in respect of the Facility Letters of Credit (including, without limitation, the Borrower's obligation to reimburse the Issuer for draws on Facility Letters of Credit pursuant to Section 2.3.4(b)).

     "Rentals" of a Person means the total amount paid or to be paid in any fiscal year by a lessee under any lease having a remaining term in excess of one year from the end of the lessee's most recently completed fiscal year, including, without limitation, amounts paid on account of maintenance, ordinary repairs, insurance, and other similar charges to the extent such amounts are paid to the lessor or its designate(s), but excluding Capitalized Lease Obligations. To the extent rental payments are received on leased property, they will be credited against Rentals on each property to the extent they have not been included in revenue, all in accordance with Agreement Accounting Principles.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Advances.

     "Reserve Requirement" means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Stipulated Account Reserves" means, with respect to Accounts of the Borrowing Base Parties, the convention reserve and Warranty Set-Aside.

     "Stipulated Inventory Reserves" means, with respect to Inventory of the Borrowing Base Parties, the obsolete wheel reserve, unrealized intercompany profits, unamortized price reductions and reserves for write-downs to net realizable value.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the four-quarter period ending immediately prior to the quarter in which such determination is made.

     "Tangible Net Worth" means at any date of determination the consolidated stockholders' equity of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles, less their consolidated Intangible Assets, all determined as of such date.

     "Total Capitalization" means the sum of (i) Indebtedness of the Borrower and its Subsidiaries plus (ii) the stockholders' equity of the Borrower and its Subsidiaries, all calculated on a consolidated basis in accordance with Agreement Accounting Principles.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Warranty Set-Aside" means an amount equal to one-fourth of the total amount of warranty claims paid or received during the twelve-month period preceding the date of determination.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.



                                   ARTICLE II

                                  THE CREDITS
                                  -----------


      2.1. Commitment. (a) From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Credit Parties and to participate in Facility Letters of Credit for the account of the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Subject to the terms of this Agreement, the Credit Parties may borrow, repay and reborrow and the Borrower may request the issuance of Facility Letters of Credit at any time prior to the Facility Termination Date. The Commitments to lend and participate in Facility Letters of Credit hereunder shall expire on the Facility Termination Date.

     (b) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the sum of (i) the aggregate outstanding principal balance of the Loans plus (ii) the Facility Letter of Credit Obligations shall at no time exceed the lesser of (x) the Borrowing Base (as reflected on the Borrowing Base Certificate most recently delivered to the Agent), or (y) the Aggregate Commitment. The Credit Parties jointly and severally agree that if at any time any such excess shall arise, they shall immediately pay to the Agent (or deposit into the Letter of Credit Collateral Account, to the extent that all Loans have been fully repaid) the amount necessary to eliminate such excess, without presentment, demand, protest or notice of any kind from the Agent or any Lender, all of which the Credit Parties hereby expressly waive.

     (c) In addition to the foregoing provisions of this Section 2.1, the aggregate outstanding principal balance of Loans to Affiliate Borrowers shall not exceed (x) $6,000,000 for the period from the Closing Date to the first anniversary of the Closing Date, (y) $8,000,000 for the period from the first anniversary of the Closing Date to the second anniversary of the Closing Date and (z) $10,000,000 thereafter.

     2.2.  Revolving Credit Loans.
           ----------------------

          2.2.1. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

          2.2.2. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the applicable Credit Party in accordance with Sections 2.2.5 and 2.2.6.

          2.2.3. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $50,000 (and in multiples of $25,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

          2.2.4. Principal Payments. (a) Optional. Each Credit Party may from time to time pay, without penalty or premium, all of its outstanding Floating Rate Advances, or, in a minimum aggregate amount of $50,000, any portion of its outstanding Floating Rate Advances upon two Business Days' prior notice to the Agent. A Eurodollar Advance may not be paid prior to the last day of the applicable Interest Period.

          (b) Mandatory. Upon any sale, transfer or other disposition permitted under Section 6.13(iii), the Credit Party receiving the proceeds thereof shall make a mandatory repayment of Advances in an amount equal to 100% of the proceeds of such sale, transfer or other disposition (net of expenses), provided that if the development costs for such real property were financed from (or, if applicable, if the take-out financing for such development financing was obtained from) external sources other than Advances hereunder, 100% of the proceeds of any such sale, transfer or other disposition (net of expenses) shall be used by the applicable Credit Party to repay the financing from such external sources, and any excess remaining shall be used to make a mandatory repayment of Advances. Upon any sale of notes receivable permitted under Section 6.14, the Borrower shall make a mandatory repayment of Advances in an amount equal to 100% of the proceeds of such sale (net of expenses).

          2.2.5. Method of Selecting Types and Interest Periods for New Advances. Any Credit Party which wishes to request an Advance hereunder shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each Advance from time to time. Such Credit Party shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

          (i) the Borrowing Date, which shall be a Business Day, of such Advance,

          (ii) the aggregate amount of such Advance,

          (iii)  the Type of Advance selected, and

          (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

     Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIV. The Agent will make the funds so received from the Lenders available to the applicable Credit Party at the Agent's aforesaid address.

          2.2.6. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance of any Type shall continue as a Eurodollar Advance of such Type until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the applicable Credit Party shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance of such Type for the same or another Interest Period or be converted into an Advance of another Type. Subject to the terms of Section 2.2.3, the applicable Credit Party may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Credit Party shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

          (i) the requested date which shall be a Business Day, of such conversion or continuation;

          (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

         (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

          2.2.7. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.2.6 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.2.6, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Facility Termination Date.

          2.2.8. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest for Eurodollar Advances and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest for Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

          2.2.9. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar

     Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

          2.2.10. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2.5 or 2.2.6, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

     2.3.  Facility Letters of Credit.
           --------------------------

          2.3.1. Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuer hereby agrees to issue upon the request of and for the account of the Borrower, through such of the Issuer's Lending Installations or Affiliates as the Issuer and the Borrower may jointly agree, one or more Facility Letters of Credit in accordance with this Section 2.3, from time to time during the period, commencing on the Effective Date and ending on the Business Day prior to the Facility Termination Date.

          2.3.2. Conditions for Issuance. In addition to being subject to the satisfaction of the conditions contained in Section 4.2, the obligation of the Issuer to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

          (i) the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Issuer, after giving effect to the Facility Letter of Credit requested hereunder, shall not exceed any limit imposed by law or regulation upon the Issuer;

          (ii) after giving effect to the requested issuance of any Facility Letter of Credit, the sum of (a) the Facility Letter of Credit Obligations plus (b) the total aggregate unpaid principal balance of the Advances does not exceed the lesser of (x) the Borrowing Base and (y) the Aggregate Commitment;

         (iii) the requested Facility Letter of Credit has an expiration date not later than the earlier of (x) the Business Day prior to the Facility Termination Date and (y) one year after its date of issuance;

          (iv) the Facility Letter of Credit Obligations, after giving effect to the Facility Letter of Credit requested hereunder, shall not exceed $3,000,000;

          (v) the Borrower shall have delivered to the Issuer at such times and in such manner as the Issuer may reasonably prescribe such documents and materials as may be required pursuant to the terms of the proposed Facility Letter of Credit and the proposed Facility Letter of Credit shall be satisfactory to the Issuer as to form and content; and

          (vi) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuer from issuing the Facility Letter of Credit and no law, rule or regulation applicable to the Issuer and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuer shall prohibit or request that the Issuer refrain from the issuance of Letters of Credit generally or the issuance of that Facility Letter of Credit.

          2.3.3. Procedure for Issuance of Facility Letters of Credit. (a) The Borrower shall give the Issuer five Business Days' prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement. Such notice (the "LC Issuance Request") shall be on such standard form as may be prescribed by the Issuer, shall be irrevocable and shall specify the stated amount of the Facility Letter of Credit requested, the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit, the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the Facility Termination Date), the purpose for which such Facility Letter of Credit is to be issued, and the Person for whose benefit the requested Facility Letter of Credit is to be issued. At the time such LC Issuance Request is delivered, the Borrower shall also provide the Issuer with a copy of the form of the Facility Letter of Credit it is requesting be issued. The Issuer shall promptly forward to the Lenders a copy of the LC Issuance Request.

          (b) Subject to the terms and conditions of this Section 2.3.3 and provided that the applicable conditions set forth in Sections 4.2 and 2.3.2 hereof have been satisfied, the Issuer shall, on the requested date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Issuer's usual and customary business practices.

          (c) The Issuer shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2.3.3 are met as though a new Facility Letter of Credit was being requested and issued.

          2.3.4. Reimbursement Obligations. (a) The Borrower agrees to pay to the Agent the amount of all Reimbursement Obligations, interest and other amounts payable to the Agent under or in connection with such Facility Letter of Credit immediately when due, irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against the Issuer or any other Person, under all circumstances, including without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

               (ii) the existence of any claim, setoff, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower, or any Subsidiary or Affiliate of the Borrower and the beneficiary named in any Facility Letter of Credit);

               (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (except to the extent any such invalidity or insufficiency is found in a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent);

               (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

               (v)  the occurrence of any Default or Unmatured Default.

          (b) The Issuer shall promptly notify the Borrower of any draw under a Facility Letter of Credit. The Borrower shall reimburse the Issuer for the amount of any drawings under a Facility Letter of Credit no later than the Business Day after the payment by the Issuer. Any Reimbursement Obligation with respect to any Facility

     Letter of Credit shall bear interest from the date of the relevant drawings under the pertinent Facility Letter of Credit at the interest rate for past due Floating Rate Loans calculated in accordance with Section 2.2.10.

          2.3.5. Participation. (a) Immediately upon issuance by the Issuer of any Facility Letter of Credit in accordance with the procedures set forth in Section 2.3.3 each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation equal to its Pro Rata Share in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto.

          (b) In the event that the Issuer makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuer pursuant to Section 2.3.4, the Issuer shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuer the amount of such Lender's Pro Rata Share of the unreimbursed amount of any such payment. If any Lender fails to make available to the Issuer, any amounts due to the Issuer pursuant to this Section 2.3.5(b), the Issuer shall be entitled to recover such amount, together with interest thereon at the Federal Funds Effective Rate, for the first three Business Days after such Lender receives such notice and thereafter, at the Floating Rate, payable (i) on demand, (ii) by setoff against any payments made to the Issuer for the account of such Lender or (iii) by payment to the Issuer by the Agent of amounts otherwise payable to such Lender under this Agreement. The failure of any Lender to make available to the Agent its Pro Rata Share of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made.

          (c) Whenever the Issuer receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender's Pro Rata Share thereof.

          (d) The obligations of a Lender to make payments to the Agent with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

          (e) In the event any payment by the Borrower or any Subsidiary or Affiliate of the Borrower received by the Agent with respect to a Facility Letter of Credit and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Agent, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it.

          2.3.6. Compensation for Facility Letters of Credit. (a) The Borrower shall pay to the Issuer, for the ratable benefit of the Lenders, a Facility Letter of Credit fee in the amount of 2.25% per annum on the average daily undrawn amount of all Facility Letters of Credit outstanding, such fee to be paid in arrears on each Payment Date and on the Facility Termination Date.

          (b) In addition, the Borrower shall pay to the Issuer, for its own account, an issuance fee of $300 for each Facility Letter of Credit issued by it as well as the Issuer's reasonable and customary costs of issuing and servicing the Facility Letters of Credit.

          2.3.7. Letter of Credit Collateral Account. The Borrower agrees that it will, until the final expiration date of any Facility Letter of Credit and thereafter as long as any amount is payable to the Lenders in respect of any Facility Letter of Credit, maintain a special collateral account (the "Letter of Credit Collateral Account") at the Agent's office at the address specified pursuant to Article XIV, in the name of such Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Agent will invest any funds on deposit from time to time in the Letter of Credit Collateral Account in certificates of deposit of the Agent having a maturity not exceeding 30 days. Nothing in this Section 2.3.7 shall either obligate the Agent to require the Borrower to deposit any funds in the Letter of Credit Collateral Account or limit the right of the Agent to release any funds held in the Letter of Credit Collateral Account other than as required by Section 8.1.

          2.3.8. Nature of Obligations. (a) As among the Borrower, the Issuer and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit (except such as are found in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuer). In furtherance and not in limitation of the foregoing, the Issuer and the Lenders shall not be responsible (absent gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction) for (i) the forms, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; (viii) any consequences arising from causes beyond the control of the Issuer or the Lenders.

          (b) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuer or any Lender under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Issuer or such Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to the Issuer, the Agent or any Lender.

     2.4. Commitment Fee; Reductions in Aggregate Commitment; Early Termination Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee of 0.375% per annum on the daily unused portion of such Lender's Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date.
The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that (i) the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances and (ii) the amount of the Aggregate Commitment may not be reduced below $10,000,000 prior to the first anniversary of the Closing Date. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder. If the obligations of the Lenders to make Credit Extensions hereunder are terminated by the Borrower prior to the first anniversary of the Closing Date, the Borrower will pay to the Agent for the ratable account of the Lenders a non-refundable early termination fee in the amount of $50,000.

     2.5. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIV, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the

Borrower or other applicable Credit Party maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

     2.6. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Notes, provided, however, that the failure to so record shall not affect the applicable Credit Party's obligations under each such Note. Each Credit Party hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Credit Party. Each such Credit Party agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by one of its Authorized Officers. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.7. Lending Installations. Each Lender may book its Loans and participations in Facility Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made and participations in Facility Letters of Credit purchased by it and for whose account Loan payments are to be made.

     2.8. Non-Receipt of Funds by the Agent. Unless the applicable Credit Party or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or a payment under Section 2.3.5(b) or (ii) in the case of a Credit Party, a payment of principal, interest, fees or Reimbursement Obligations to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the applicable Credit Party, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Credit Party, the interest rate applicable to the relevant Loan or Reimbursement Obligation.

     2.9. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     2.10. Application of Payments with Respect to Defaulting Lenders. No payments of principal, interest or fees delivered to the Agent for the account of any Defaulting Lender shall be delivered by the Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Agent, and the Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds as follows:

          (i) First, if applicable to any payments due to the Issuer pursuant to
              -----
     Section 2.3.5(b); and

          (ii) Second, to Loans required to be made by such Defaulting Lender on any Borrowing Date to the extent such Defaulting Lender fails to make such Loans.

Notwithstanding the foregoing, upon the termination of the Aggregate Commitment and the payment and performance of all of the Obligations (other than those owing to a Defaulting Lender), any funds then held in escrow by the Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender.

     2.11.  Borrowing Base;  Reporting and Eligibility Requirements.
            -------------------------------------------------------

          2.11.1. Collateral Reports. The Borrower shall submit to the Agent, at the time of the initial Credit Extension hereunder and thereafter not later than the tenth (10th) day of each month, a borrowing base certificate, in substantially the form of Exhibit "E" hereto (the "Borrowing Base Certificate"), duly executed by the President,

     Chief Financial Officer or Corporate Controller of the Borrower and each other Borrowing Base Party, which Borrowing Base Certificate shall cover all of the Borrowing Base Parties. The Borrowing Base Certificate shall include, as of the last Business Day of the immediately preceding fiscal month: (i) an aged trial balance of Accounts (the "Accounts Trial Balance"); (ii) a schedule of Inventory owned by the Borrowing Base Parties and in their respective possession valued at FIFO cost with such reserves as the Agent deems appropriate; and (iii) the outstanding principal balance of the Obligations. The Borrowing Base Certificates shall contain such additional information as the Agent or any Lender shall reasonably require, and the Borrower and each other Borrowing Base Party agrees to provide more frequent reports regarding the Collateral from time to time upon request of the Agent or any Lender. The Borrower and each other Borrowing Base Party shall furnish copies of any other reports or information, in a form and with such specificity as is satisfactory to the Agent, concerning Accounts included, described or referred to in the Borrowing Base Certificates and any other documents in connection therewith requested by the Agent.

          2.11.2. Eligible Accounts. "Eligible Accounts" shall mean and include all Accounts except: (i) Accounts which remain unpaid ninety (90) days after the due date unless such Accounts are generated by the snow tire and chain dating program, in which case such Accounts shall be "Eligible Accounts" unless they remain unpaid on the earlier of ninety (90) days after the due date or one hundred eighty (180) days after the invoice date, provided that the Borrower and the Lenders may agree in writing to other dating programs which vary the provisions of this clause (i); (ii) all Accounts owing by a single Account Debtor, including a currently scheduled Account, if fifteen percent (15%) or more of the balance owing by such Account Debtor to the Borrowing Base Parties remains unpaid as specified in clause (i) of this Section 2.11.2; (iii) Accounts with respect to which the Account Debtor is a director, officer, employee, Subsidiary or Affiliate of any Borrowing Base Party; (iv) Accounts with respect to which the Account Debtor is an entity owned or controlled by a director, officer, employee, Subsidiary or Affiliate of any Borrowing Base Party, unless (1) neither such entity nor such director, officer, employee, Subsidiary or Affiliate has control (as defined in the definition of "Affiliate") over the relevant Borrowing Base Party and (2) such Account is subject to the Borrowing Base Party's normal credit and collection policies and the terms of credit extended to such Account Debtor are no more favorable than those routinely extended to other Account Debtors in the ordinary course of business; (v) Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof; (vi) Accounts with respect to which the Account Debtor is not a resident of the United States unless the Account Debtor has supplied the applicable Borrowing Base Party with an irrevocable Letter of Credit, issued by a financial institution satisfactory to Agent, sufficient to cover such account in form and substance satisfactory to the Agent; (vii) Accounts with respect to which the Account Debtor has asserted or has a right to assert a counterclaim or setoff or which are the subject of pending or threatened litigation or other legal challenge; (viii) Accounts for which the prospect of payment or performance by the Account Debtor is or will be impaired as determined by the Agent in the exercise of its reasonable discretion; (ix) Accounts with respect to which the Agent does not have a first and valid fully perfected security interest; (x) Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee; (xi) Accounts with respect to which the Account Debtor's obligation to pay the Account is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis; (xii) Accounts to the extent that the Account Debtor's indebtedness to the applicable Borrowing Base Party exceeds a credit limit determined by the Agent in the Agent's sole discretion; (xiii) Accounts with respect to which the Account Debtor is located in Minnesota (or any other state which may from time to time enact a comparable statute requiring the filing of a notice of business activities report or similar form) unless the applicable Borrowing Base Party has received a certificate of authority to do business and is in good standing in such states, or the applicable Borrowing Base Party has filed a Notice of Business Activities Report or similar required report with the appropriate governmental authority in such State for the then current year; (xiv) Accounts comprised of service charges owing to a Borrowing Base Party and (xv) Accounts which the Agent reasonably determines to be ineligible upon written notice to the applicable Borrowing Base Party. In the event that a previously scheduled Eligible Account ceases to be an Eligible Account under the above described criteria, the Agent shall notify the applicable Borrowing Base Party thereof.

          2.11.3. Account Warranties. With respect to Accounts scheduled, listed or referred to on the initial Accounts Trial Balance or on any subsequent Accounts Trial Balance, the applicable Borrowing Base Party warrants and represents to the Agent and the Lenders that: (i) they are genuine, are in all respects what they purport to be, and are not evidenced by a judgment; (ii) they represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the documents delivered to the Agent with respect thereto; (iii) the amounts shown on the respective Accounts Trial Balance, the applicable Borrowing Base Party's books and records and all invoices and statements which may be delivered to the Agent with respect thereto are actually and absolutely owing to the applicable Borrowing Base Party and are not in any way contingent; (iv) there are no set offs, counterclaims or disputes existing or asserted with respect thereto and the applicable Borrowing Base Party has not made any agreement with any Account Debtor for any deduction therefrom except a discount or allowance allowed by the applicable Borrowing Base Party in the ordinary course of its business for prompt payment; (v) there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder as shown on the respective Accounts Trial Balance, the applicable Borrowing Base Party's books and records and all invoices and statements delivered to the Agent with respect thereto; (vi) to the best of the applicable Borrowing Base Party's knowledge, all Account Debtors have the capacity to contract and are solvent; (vii) the services furnished and/or goods sold giving rise thereto are not subject to any Lien, except that of the Agent, for the ratable benefit of the Lenders, and except as specifically permitted herein; (viii) the applicable Borrowing Base Party has no knowledge of any fact or circumstance which would impair the validity or collectability thereof; and (ix) to the best of the applicable Borrowing Base Party's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in such Account Debtor's financial condition.

          2.11.4. Verification of Accounts. The Agent shall have the right, at any time or times hereafter, in the Agent's name or in the name of a nominee of the Agent, to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, telegraph or otherwise.

          2.11.5. Account Covenants. The applicable Borrowing Base Party shall, promptly upon learning thereof: (i) inform the Agent in writing, of any material delay in the applicable Borrowing Base Party's performance of any of its obligations to any Account Debtors or of any assertion of any claims, offsets or counterclaims by any Account Debtors; (ii) furnish to and inform the Agent of all material adverse information relating to the financial condition of any material Account Debtor; and (iii) in addition to its normal reporting on the Borrowing Base Certificate, notify the Agent in writing if (x) any of its then existing material Accounts scheduled to the Agent with respect to which the Lenders have made an advance are no longer Eligible Accounts or (y) any of its then existing Accounts scheduled to the Agent with respect to which the Lenders have made an advance are no longer Eligible Accounts if such change in the status of such Accounts would cause a Default or Unmatured Default.

          2.11.6. Appointment of the Agent as Attorney-in-Fact. The Borrower and each other Borrowing Base Party hereby irrevocably designates, makes, constitutes and appoints the Agent (and all persons designated by the Agent), after the occurrence of a Default or Unmatured Default, as its true and lawful attorney-in-fact, and authorizes the Agent, in the Borrower's or each such Borrowing Base Party's or the Agent's name, to: (i) demand payment of Accounts; (ii) enforce payment of Accounts by legal proceedings or otherwise; (iii) exercise all of the applicable Borrowing Base Party's rights and remedies with respect to proceedings brought to collect an Account; (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Agent deems advisable; (v) settle, adjust, compromise, extend or renew an Account; (vi) discharge and release any Account; (vii) take control in any manner of any item of payment or proceeds thereof; (viii) prepare, file and sign the applicable Borrowing Base Party's name on any proof of claim in bankruptcy or other similar document against an Account Debtor; (ix) endorse the applicable Borrowing Base Party's name upon any items of payment or proceeds thereof and deposit the same in the Agent's account on account of the Obligations; (x) endorse the applicable Borrowing Base Party's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto; (xi) sign the applicable Borrowing Base Party's name on any verification of Accounts and notices thereof to Account Debtors; (xii) notify the post office authorities to change the address for delivery of applicable Borrowing Base Party's mail to an address designated by Agent, have access to any lock box or postal box into which any of the applicable Borrowing Base Party's mail is deposited, and open and dispose of all mail addressed to applicable Borrowing Base Party and (xiii) do all acts and things which are necessary, in the Agent's sole discretion, to fulfill the Borrower's and the other Borrowing Base Parties' obligations under this Agreement.

          2.11.7. Notice to Account Debtors. The Agent may, in its sole discretion, at any time or times after a Default has occurred and is continuing, and without prior notice to the applicable Borrowing Base Party, notify any or all Account Debtors that the Accounts have been assigned to the Agent and that the Agent, for the ratable benefit of the Lenders, has a security interest therein. The Agent may direct any or all Account Debtors to make all payments upon the Accounts directly to the Agent. The Agent shall furnish the applicable Borrowing Base Party with a copy of such notice.

          2.11.8. Eligible Inventory. "Eligible Inventory" shall mean and include all Inventory except for any Inventory: (i) which is obsolete (but without duplication of the obsolete wheel reserve in calculating the Borrowing Base), not in good condition, or not either currently usable or currently salable in the ordinary course of applicable Borrowing Base Party's business; (ii) which is in transit (other than any transit between different warehouses used by the Borrowing Base Parties and with respect to which the Agent has been granted a lien on the inventory therein) or is located on premises other than those listed on Schedule "1" provided that,
     (x) where such premises are not owned or leased by a Borrowing Base Party, such Inventory shall only be Eligible Inventory if it is held by a bailee pursuant to a bailee letter agreement acceptable to the Lenders (of which a copy has been furnished to the Lenders) and (y) where such premises are leased by a Borrowing Base Party, such Inventory shall only be Eligible Inventory if the applicable Borrowing Base Party has furnished to the Lenders landlord waivers acceptable to the Lenders; (iii) which is on consignment; (iv) which is located outside of the United States of America;
     (v) which is classified as "unidentified material" in the applicable Borrowing Base Party's data processing system; (vi) which consists of supplies or packaging materials including, without limitation, labels, nameplates, cartons, inserts, and fasteners; (vii) which the Agent determines, in the exercise of reasonable discretion and in accordance with the Agent's customary business practices, to be unacceptable due to age, type, category and/or quantity; (viii) with respect to which the Agent, for the ratable benefit of the Lenders, does not have a first and valid fully perfected security interest; and (ix) which the Agent reasonably determines to be ineligible upon written notice to the applicable

     Borrowing Base Party. In the event that previously scheduled Eligible Inventory ceases to be Eligible Inventory, the Agent shall notify the applicable Borrowing Base Party thereof immediately.

          2.11.9. Inventory Warranties. With respect to Inventory scheduled, listed or referred to in any Borrowing Base Certificate, the applicable Borrowing Base Party warrants that (i) it is located on the premises listed on Schedule "1" and is not in transit; (ii) it is not subject to any Lien whatsoever except for the security interest granted to the Agent, for the ratable benefit of the Lenders, and except as specifically permitted herein; and (iii) it is of good and merchantable quality, free from any defect which would affect the market value of such Inventory.

          2.11.10. Inventory Records. The Borrower shall at all times hereafter maintain a perpetual inventory of its own and each other Borrowing Base Party's Inventory, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory and of Eligible Inventory, the applicable Borrowing Base Party's cost therefor (such cost information to be adjusted for certain markups and other charges) and upon the Agent's demand therefor, daily withdrawals therefrom and additions thereto, all of which records shall be available during the Borrower's usual business hours on reasonable demand to any of the Borrower's officers, employees or agents. The Borrower or the relevant Borrowing Base Party shall conduct a physical count of the Inventory at least once each year and, promptly following such physical count of the Inventory, the Borrower shall supply the Agent with a report in a form and with such specificity as may be satisfactory to the Agent concerning such physical count of the Inventory.

          2.11.11. Safekeeping of Inventory and Inventory Covenants. Neither the Agent nor any Lender shall be responsible for: (i) the safekeeping of the Inventory; (ii) any loss or damage to the Inventory; (iii) any diminution in the value of the Inventory; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or any other Person. All risk of loss, damage, destruction or diminution in value of the Inventory shall be borne by the applicable Borrowing Base Party. No Inventory shall be at any time or times hereafter stored with a bailee, warehouseman, consignee or similar third party without the Agent's prior written consent.

                                  ARTICLE III

                            CHANGE IN CIRCUMSTANCES
                            -----------------------


     3.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender (which term, for the purposes of this Article III, shall be deemed to include the Issuer in such capacity) therewith,

     (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from any Credit Party (excluding (x) federal taxation of the overall net income of any Lender or applicable Lending Installation and (y) overall net income and franchise or other similar taxes imposed on any Lender by a jurisdiction under the laws of which such Lender is organized, in which its principal office is located, or in which its applicable Lending Installation is located), or changes the basis of taxation of payments to any Lender in respect of its Loans or Facility Letters of Credit (or participations therein) or other amounts due it hereunder, or

     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

     (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or letters of credit (or participations therein) or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans or letters of credit (or participations therein), or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans or letters of credit (or participations therein) held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, issuing, funding and maintaining its Loans and Facility Letters of Credit (or participations therein) and its Commitment.

     3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans and Facility Letters of Credit (or participations therein) or its obligation to make Loans and issue or participate in Facility Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Advances of the affected Type to be repaid.

     3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by a Credit Party for any reason other than default by the Lenders, the applicable Credit Party will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

     3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of any Credit Party to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Credit Parties in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the applicable Credit Party of the written statement. The obligations of the Credit Parties under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.



                                   ARTICLE IV

                              CONDITIONS PRECEDENT
                              --------------------


      4.1. Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

     (i) Copies of the articles of incorporation of each Credit Party and of each Borrowing Base Party, together with all amendments, and a certificate of good standing for each Credit Party and each Borrowing Base Party, all certified by the appropriate governmental officer in each such entity's jurisdiction of incorporation.

     (ii) Copies, certified by the Secretary or Assistant Secretary of each Credit Party and each Borrowing Base Party, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

     (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of each Credit Party and each Borrowing Base Party, which shall identify by name and title and bear the signature of the officers of such entity authorized to sign the Loan Documents and (in the case of Credit Parties) to request Credit Extensions hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable entity.

     (iv) A written opinion of counsel to the Credit Parties and the Borrowing Base Parties, addressed to the Lenders in substantially the form of Exhibit "B" hereto.

     (v)  Notes from each Credit Party payable to the order of each Lender.

     (vi) Written money transfer instructions, in substantially the form of Exhibit "F" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

     (vii) Fully executed copies of the Borrower Security Agreement and the Idaho Security Agreement, together with (x) duly executed financing statements to be recorded or filed in the appropriate public offices in each jurisdiction which the Agent deems necessary or advisable to perfect the security interest created thereby, (y) certificates of insurance in respect of the insurance required to be maintained thereunder, including, without limitation, the certificate of insurance described in Section 5.18 and (z) copies of Lien searches, in form and substance satisfactory to the Agent, conducted in each jurisdiction which the Agent deems necessary or advisable.

     (viii) (x) Landlord waivers, in form and substance satisfactory to the Agent and the Lenders, for any locations in which Inventory is stored and which are not owned by one of the Borrowing Base Parties and (y) bailee agreements, in form and substance satisfactory to the Agent and the Lenders, for any locations in which Inventory is stored and which are not owned or leased by one of the Borrowing Base Parties.

     (ix) Evidence satisfactory to the Agent and the Lenders that all principal, interest and reimbursement and other obligations under the Loan and Security Agreement dated October 15, 1991 among Barclays Business Credit, Inc., the Borrower, Idaho and Big O Retail Enterprises Inc. (the "Barclays Loan Agreement") have been repaid in full or otherwise terminated, that such agreement has been terminated and is no longer of any force or effect and that any Liens granted in connection therewith have been or will be, concurrently with the initial Credit Extension, released.

     (x) An initial Borrowing Base Certificate and an initial Compliance Certificate.

     (xi) Such copies as the Agent may have requested of the Borrower's and its Subsidiaries' filings with the Federal Trade Commission (the "FTC") or state regulatory authorities regarding the franchising practices and procedures of the Borrower and its Subsidiaries, including without limitation any amendments, after the November 19, 1993 amendment, to the Borrower's April 1, 1993 offering circular filed with the FTC.

     (xii)  The report described in Section 6.1(iii) for fiscal 1995.

     (xiii) An intercreditor and subordination agreement between the Agent and The Kelly-Springfield Tire Company ("Kelly") substantially in the form of the

          Intercreditor and Subordination Agreement dated as of May 14, 1993 between Kelly and Barclays Business Credit, Inc ("Barclays").

     (xiv) A consent, acknowledgment and access agreement among the Agent, The Bank of Cherry Creek, N.A. ("Cherry Creek") and Kenneth B. Buckius, an individual, substantially in the form of the Consent, Acknowledgment and Access Agreement dated as of April 29, 1994 among Barclays, Cherry Creek and Douglas R. Dix ("Dix"), acknowledged and agreed to by each holder of the private placement notes referred to in such agreement.

     (xv) An amendment to the Indenture, Mortgage, Deed of Trust, Security Agreement, and Financing Statement (Fixture Filing) from the Borrower, BODI and Idaho to Cherry Creek and Dix, dated as of April 27, 1994, amending the reference to the intercreditor agreement described therein to refer to the agreement delivered pursuant to Section 4.1(xiv), together with other necessary conforming changes to such indenture.

     (xvi) Such other documents as any Lender or its counsel may have reasonably requested.

     4.2. Each Credit Extension. The Lenders shall not be required to make any Credit Extension (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances) and the Issuer shall not be required to issue any Facility Letter of Credit, unless on the applicable Credit Extension Date:

     (i)  There exists no Default or Unmatured Default.

     (ii) The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

     (iii) If such Credit Extension is an Advance requested by an Affiliate Borrower, (x) the representations and warranties of such Affiliate Borrower contained in Article V-A are true and correct in all material respects as of the date of such Advance, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall remain true and correct in all material respects on and as of such earlier date,
          (y) such Affiliate Borrower has complied with the provisions of
          Section 4.3 and (z) such Affiliate Borrower has provided the Lenders with a certificate in the form of Exhibit "G" containing information satisfactory to the Lenders regarding the use of the proceeds of such Advance, including, if the proceeds of such Advance are to be used to develop real property, (1) a description of the parcel(s) to be developed (listing all such parcel(s) by location), (2) an estimate of the total amount necessary to develop such parcel(s), and a description of any other sources of such development funds other than Advances hereunder, (3) a breakdown of the portion of such Advance to be used for each such parcel, (4) a cumulative statement of development expenditures to date on each such parcel, including the portion thereof funded with Advances hereunder and (5) an estimated date of completion for each parcel.

     (iv) If such Credit Extension is an Advance requested by an Affiliate Borrower between June 30 and September 30 of any year, the Borrower has provided the Lenders with a certificate of its chief financial officer stating that the Borrower will have adequate funds for its working capital purposes during such June 30-September 30 period of such year even after taking into account the reduction in availability to the Borrower hereunder as a result of such Advance to such Affiliate Borrower.

     (v) All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

     Each Borrowing Notice or LC Issuance Request with respect to each such Credit Extension shall constitute a representation and warranty by (a) the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied and (b) by the applicable Affiliate Borrower, if such Credit Extension is requested by it, that the conditions contained in Sections 4.2(i) and (iii) have been satisfied. Any Lender may require a duly completed Compliance Certificate and/or a duly completed Borrowing Base Certificate as a condition to making a Credit Extension.

     4.3. Initial Credit Extension to a new Affiliate Borrower. The obligations of the Lenders to make Credit Extensions and the Issuer to issue Facility Letters of Credit on the occasion of the first request for either by each Affiliate Borrower other than BODI are subject to the satisfaction of the conditions set forth in Section 4.2 hereof with respect to such Affiliate Borrower and the Borrower and the following additional conditions:

     (i) The Agent shall have received, in sufficient number of original counterparts for each Lender, an Affiliate Borrower Counterpart dated on or before the date of such first Credit Extension and duly executed by the relevant Affiliate Borrower and the Borrower.

     (ii) On or before the date of such first Credit Extension, such Affiliate Borrower shall deliver to the Agent (x) its Notes, all of which shall be duly executed by such Affiliate Borrower and dated on or before the date of such Credit Extension, (y) the corporate documentation and certificates identified in

          Sections 4.1(i)-(iii) with respect to such Affiliate Borrower and (z) a written opinion of counsel addressed to the Lenders, dated the date of such Credit Extension, in form and substance acceptable to the Agent.

     (iii) The identity, corporate structure and financial condition of the Affiliate Borrower and all legal matters incident to the making of such Credit Extension to such Affiliate Borrower shall be satisfactory to the Lenders and their counsel.



                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER
                 ----------------------------------------------

     The Borrower represents and warrants to the Lenders that:

     5.1. Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which it is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents to which the Borrower is a party.

     5.4. Financial Statements. The December 31, 1993 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

     5.5. Material Adverse Change. Since December 31, 1993, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could have a Material Adverse Effect, other than matters disclosed in the Borrower's quarterly reports to the U.S. Securities and Exchange Commission on form 10-Q for the quarters ending after such date and prior to the date of this Agreement.

     5.6.  Taxes.  The Borrower's federal tax I.D. number is 87-0392481.
Idaho's federal tax I.D. number is 82-0293051. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1991. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.7. Litigation and Contingent Obligations. Except as listed on Schedule "2" hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.8. Subsidiaries and Affiliates. Schedule "3" hereto contains an accurate list of all of the Subsidiaries of the Borrower and of all of the Affiliates of the Borrower in which the Borrower or any Subsidiary owns, directly or indirectly, 25% or more of the voting stock or other ownership interests, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

     5.9. ERISA. There are no Unfunded Liabilities under any Single Employer Plans. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

     5.10. Accuracy of Information. No information, exhibit or report furnished by any of the Big O Entities to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.11. Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying margin stock (as defined in Regulation U), and such margin stock constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

     5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness or Contingent Obligations.

     5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

     5.14.  Environmental Warranties.  To the best of the Borrower's knowledge,
            ------------------------
except as set forth on Schedule "4" hereto:

      (i) all facilities and property (including underlying groundwater) owned or leased by any Big O Entity have been, and continue to be, owned or leased by such entity in material compliance with all Environmental Laws;

      (ii) there has been no past, and there are no pending or threatened (a) claims, complaints, notices or requests for information received by any Big O Entity with respect to any alleged violation of any Environmental Law, or (b) complaints, notices or inquiries to any Big O Entity regarding potential liability under any Environmental Law;

      (iii) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by any Big O Entity that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect or an Affiliate Borrower MAE;

      (iv) each Big O Entity has been issued and is in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for its businesses;

      (v) no property now or previously owned or leased by any Big O Entity is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

      (vi) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by any Big O Entity that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect or an Affiliate Borrower MAE;

      (vii) no Big O Entity has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against any Big O Entity for any remedial work, damage to natural resources or personal injury, including, but not limited to, claims under CERCLA; and

      (viii) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by any Big O Entity that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect or an Affiliate Borrower MAE.

  5.15. Ownership of Properties. Except as set forth on Schedule "5" hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.18, to all of the Property and assets reflected in the financial statements as owned by it.

  5.16. Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

  5.17. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

  5.18. Insurance. The certificate signed by the President, Chief Financial Officer or Corporate Controller of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Big O Entities and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

  5.19. Intellectual Property. The Borrower and its Subsidiaries own or possess all of the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of their respective businesses except as set forth on Schedule "6".

  5.20. Solvency. (i) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Credit Extension, if any, made on the date hereof and after giving effect to the application of the proceeds of such Credit Extensions, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise (taking into account, with respect to all contingent liabilities, the likelihood of such liabilities becoming actual), of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise (taking into account, with respect to all contingent liabilities, the likelihood of such liabilities becoming actual), as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise (taking into account, with respect to all contingent liabilities, the likelihood of such liabilities becoming actual), as such debts and liabilities become absolute and matured;

and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

  (ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

  5.21. Benefits. Each of the Borrower, its Subsidiaries and the Borrowing Affiliates will benefit from the financing arrangement established by this Agreement. The Borrower acknowledges that, but for the agreement by each Borrowing Base Party to execute and deliver its pledge and security agreement, the Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.



                                  ARTICLE V-A

             REPRESENTATIONS AND WARRANTIES OF AFFILIATE BORROWERS
             -----------------------------------------------------


  Each Affiliate Borrower represents and warrants to the Lenders as provided in this Article V-A that:

  5A.1. Corporate Existence and Standing. Such Affiliate Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

  5A.2. Authorization and Validity. Such Affiliate Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by such Affiliate Borrower of the Loan Documents to which it is a party and the performance by it of its obligations thereunder have been duly authorized by proper corporate proceedings, and such Loan Documents constitute legal, valid and binding obligations of such Affiliate Borrower enforceable against such Affiliate Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

  5A.3. No Conflict; Government Consent. Neither the execution and delivery by such Affiliate Borrower of the Loan Documents to which it is a party, nor the consummation by it of the transactions therein contemplated to be consummated by it, nor compliance by such Affiliate Borrower with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Affiliate Borrower or its certificate or articles of incorporation or by-laws (or similar documents) or the provisions of any indenture, instrument or agreement to which such Affiliate Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of such Affiliate Borrower pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Agency is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents to which such Affiliate Borrower is a party.

  5A.4. Investment Company Act. Such Affiliate Borrower is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

  5A.5. Public Utility Holding Company Act. Such Affiliate Borrower is not a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

  5A.6. Regulation U. Such Affiliate Borrower is not engaged principally, or as one of its important activities, in the business of purchasing or carrying margin stock (as defined in Regulation U), and such margin stock constitutes less than 25% of those assets of such Affiliate Borrower which are subject to any limitation on sale, pledge, or other restriction hereunder.

  5A.7. Litigation and Contingent Obligations. Except as listed on Schedule "2" hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting such Affiliate Borrower which could have an Affiliate Borrower MAE.

  5A.8. Material Agreements. Such Affiliate Borrower is not a party to any agreement or instrument or subject to any charter or other corporate restriction which could have an Affiliate Borrower MAE. Such Affiliate Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have an Affiliate Borrower MAE or (ii) any agreement or instrument evidencing or governing Indebtedness or Contingent Obligations.

  5A.9. Compliance With Laws. Such Affiliate Borrower has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its Property. Such Affiliate Borrower has not received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have an Affiliate Borrower MAE.



                                   ARTICLE VI

                                   COVENANTS
                                   ---------


  During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

  6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

     (i) Within five days after the earlier of (x) the day the Borrower is required to submit its annual report on form 10-K to the U.S. Securities and Exchange Commission and (y) the day the Borrower actually submits such report, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Borrower's independent certified public accountants) audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with generally accepted accounting principles as in effect at such time on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof. Any management letter prepared by said accountants in connection with the foregoing annual audit report shall be furnished to the Lenders within five days after it is received by the Borrower.

     (ii) Within 30 days after the close of each (x) month, for itself and the Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such month and consolidated and consolidating profit and loss statements for such month and for the period from the beginning of such fiscal year to the end of such month, (y) quarter, for itself and the Subsidiaries, a consolidated and consolidating unaudited statement of cash flows for such quarter, together with (in the case of each statement in clause (x)) a comparison of such results to its plan and forecast for such period as set forth in the report for such fiscal year delivered pursuant to Section 6.1(iii), all certified by its chief financial officer.

     (iii) As soon as available, but in any event not later than December 15 of each year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Big O Entities for the following fiscal year, with such projections to be detailed on a month-by-month basis.

     (iv) Together with the financial statements required hereunder, a Compliance Certificate.

     (v) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

     (vi) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

     (vii) As soon as possible and in any event within 31 days after receipt by any Big O Entity, a copy of (a) any notice or claim to the effect that any Big O Entity is or may be liable to any Person as a result of the release by any Big O Entity or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by any Big O Entity which, in either case, could reasonably be expected to have a Material Adverse Effect or an Affiliate Borrower MAE.

     (viii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

     (ix) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or with the Federal Trade Commission.

     (x) Within 90 days after the close of each fiscal year of each Affiliate Borrower, for such Affiliate Borrower and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of such fiscal year and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for such fiscal year, all certified by the chief financial officer of such Affiliate Borrower, provided that, for any Affiliate Borrower which is a Subsidiary of the Borrower, delivery of the financial statements described in Section 6.1(i) shall satisfy the provisions of this clause (x).

     (xi) The monthly Borrowing Base Certificate required by Section 2.11.1, together with a statement showing the locations of all Inventory included in the Borrowing Base as of the date of such Borrowing Base Certificate.

     (xii) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

     6.2. Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Advances only (i) for general working capital purposes, including Capital Expenditures (which shall not include expenses of retail store development, which are to be funded by Advances to the Affiliate Borrowers) within the restrictions set forth herein, (ii) to repay any outstanding loans under the Barclays Loan Agreement and (iii) to repay outstanding Advances hereunder. The Affiliate Borrowers will use the proceeds of the Advances only for development costs of retail store locations and expenses related thereto for stores which will become franchisees of the Borrower and for development costs relating to the Borrower's Las Vegas distribution center. Facility Letters of Credit may be issued only (i) to replace existing letters of credit issued under the Barclays Loan Agreement and
(ii) for other uses acceptable to the Agent in its sole discretion. Neither the Borrower nor any Affiliate Borrower will, nor will it permit any of its Subsidiaries to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U) or to make any other Acquisition.

      6.3. Notice of Default. The Borrower and each Affiliate Borrower will, and will cause each of its Subsidiaries to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect or an Affiliate Borrower MAE.

     6.4. Conduct of Business. The Borrower and each Affiliate Borrower will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     6.5. Taxes. The Borrower and each Affiliate Borrower will, and will cause each of its Subsidiaries to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

     6.6. Insurance. The Borrower and each Affiliate Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower and each Affiliate Borrower will furnish to any Lender upon request full information as to the insurance carried by it and its Subsidiaries.

     6.7. Compliance with Laws; Environmental. The Borrower and each Affiliate Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. Without limiting the effect of the preceding sentence, the Borrower and each Affiliate Borrower will, and will cause each of its Subsidiaries to, use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates and licenses in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws.

     6.8. Maintenance of Properties. The Borrower and each Affiliate Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

     6.9. Inspection. The Borrower and each Affiliate Borrower will, and will cause each of its Subsidiaries to, permit the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of each of such entities, to examine and make copies of their respective books of accounts and other financial records, and to discuss the affairs, finances and accounts of each of such entities with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

     6.10. Dividends. The Borrower and each Affiliate Borrower will not, nor will it permit any of its Subsidiaries to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (i) any Subsidiary of the Borrower may declare and pay dividends to the Borrower or to a Wholly-Owned Subsidiary of the Borrower and (ii) any Affiliate Borrower may declare and pay dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower.

     6.11. Indebtedness. Neither the Borrower nor any Affiliate Borrower will, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

      (i) The Credit Extensions.

      (ii) Indebtedness existing on the date hereof and described in Schedule "5" hereto, or any Indebtedness which refinances (without any increase in the principal amount thereof) any such Indebtedness, provided that the pricing and other terms and conditions of such replacment Indebtedness are no less favorable to the Big O Entities obligated with respect thereto than those of the Indebtedness being refinanced, provided further, that with respect to any Indebtedness being refinanced at the maturity thereof, such replacement Indebtedness may be priced at the then-current market rates.

      (iii) Indebtedness of any Subsidiary to the Borrower or to any Wholly-Owned Subsidiary of the Borrower.

      (iv) With respect to the Borrower, any Subsidiary or any Affiliate Borrower, accounts payable to trade creditors that are not aged more than ninety (90) days from the due date and current operating expenses (other than for Indebtedness for borrowed money) which are not more than sixty (60) days past due, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and appropriate reserves have been set aside with respect thereto in accordance with Agreement Accounting Principles.

      (v) Contingent Obligations permitted under Section 6.17.

      (vi) Additional Indebtedness in an aggregate principal amount not exceeding $500,000 at any one time outstanding.

      (vii) Permitted Construction Take-Out Indebtedness in amounts not to exceed those set forth in the definition of such term, provided that all Indebtedness of the Borrower, any Affiliate Borrower or any of their Subsidiaries under the Borrower's line of credit letter with AT&T Capital Corporation dated December 9, 1994, as amended, or, notwithstanding the provisions of Section 6.11(ii) regarding refinancing of existing Indebtedness, under any agreement which refinances such line of credit letter shall be deemed to constitute Permitted Construction Take-Out Indebtedness and shall be counted against such dollar limitations whether or not such Indebtedness was in existence on the date hereof.

      6.12. Merger. Neither the Borrower nor any Affiliate Borrower will, nor will any of such entities permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that (i) a Subsidiary of the Borrower may merge with the Borrower or a Wholly-Owned Subsidiary of the Borrower and (ii) a Subsidiary of an Affiliate Borrower may merge with such Affiliate Borrower.

      6.13. Sale of Assets. Neither the Borrower nor any Affiliate Borrower will, nor will any of such entities permit any of its Subsidiaries to, lease, sell or otherwise dispose of its Property, to any other Person except for (i) sales of inventory in the ordinary course of business, (ii) with respect to the Borrower and its Subsidiaries only, leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries and (iii) sales, transfers or other dispositions by any Credit Party of real property which was purchased for development as a retail store location and which is being sold to a franchisee or other Person, provided that the applicable Credit Party makes all mandatory prepayments required by Section 2.2.4(b).

      6.14. Sale of Accounts. Neither the Borrower nor any Affiliate Borrower will, nor will any of such entities permit any of its Subsidiaries to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except for sales by the Borrower of notes receivable which are not and do not represent Collateral, provided that the Borrower makes the mandatory prepayment required by Section 2.2.4(b).

      6.15. Sale and Leaseback. Neither the Borrower nor any Affiliate Borrower will, nor will any of such entities permit any of its Subsidiaries to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property, except that the Borrower and its Subsidiaries may engage in such transactions with respect to Property having an aggregate value, for all of such entities, not exceeding $2,500,000 at any one time.

      6.16. Investments and Acquisitions. Neither the Borrower nor any Affiliate Borrower will, nor will any of such entities permit any of its Subsidiaries to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, its Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

      (i) Short-term obligations of, or fully guaranteed by, the United States of America.

      (ii) Commercial paper rated A-l or better by Standard and Poor's Rating Group, a division of McGraw-Hill Corporation or P-l or better by Moody's Investors Service, Inc.

      (iii) Demand deposit accounts maintained in the ordinary course of business.

      (iv) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

      (v) Existing Investments in Subsidiaries and Affiliate Borrowers and other Investments in existence on the date hereof and described in Schedule "3" hereto.

      (vi) Investments by the Borrower in new Affiliate Borrowers with the consent of the Lenders and in compliance with the terms of Section 4.3.

      (vii) Investments by Affiliate Borrowers in Subsidiaries with the consent of the Lenders.

      (viii) A certificate of deposit in the principal amount of $250,000 issued by Bank One of Arizona.

      (ix) Funds or accounts acceptable to the Agent comprised of or which invest primarily in short-term investments and which are used as "sweep" accounts in connection with cash management services used by any Big O Entity.

     6.17. Contingent Obligations. Neither the Borrower nor any Affiliate Borrower will, nor will any of such entities permit any of its Subsidiaries to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except:

      (i) by endorsement of instruments for deposit or collection in the ordinary course of business;

      (ii) the Guaranty made by the Borrower in Article XIII;

      (iii) guarantees for retail store financing provided to the Borrower's franchisees, the face amount of such guarantees to be limited to (x) for the period from the Closing Date through and including December 31, 1995, the lesser of $6,800,000 or the amount of such guarantees outstanding on December 31, 1994 plus $3,300,000, (y) for the period from January 1, 1996 through and including December 31, 1996, the lesser of $9,900,000 or the amount of such guarantees outstanding on December 31, 1995 plus $3,300,000 and (z) from and after January 1, 1997, the lesser of $13,200,000 or the amount of such guarantees outstanding on December 31, 1996 plus $3,300,000;

      (iv) guarantees issued with respect to real estate leases entered into by the Borrower's franchisees, the face amount of such guarantees to be limited to (x) for the period from the Closing Date through and including December 31, 1995, the lesser of $8,000,000 or the amount of such guarantees outstanding on December 31, 1994 plus $5,500,000, (y) for the period from January 1, 1996 through and including December 31, 1996, the lesser of $13,500,000 or the amount of such guarantees outstanding on December 31, 1995 plus $5,500,000 and (z) from and after January 1, 1997, the lesser of $19,000,000 or the amount of such guarantees outstanding on December 31, 1996 plus $5,500,000;

      (v) guarantees issued with respect to equipment leases entered into by the Borrower's franchisees, the face amount of such guarantees to be limited to (x) for the period from the Closing Date through and including December 31, 1995, the lesser of $2,250,000 or the amount of such guarantees outstanding on December 31, 1994 plus $1,000,000, (y) for the period from January 1, 1996 through and including December 31, 1996, the lesser of $3,250,000 or the amount of such guarantees outstanding on December 31, 1995 plus $1,000,000 and (z) from and after January 1, 1997, the lesser of $4,250,000 or the amount of such guarantees outstanding on December 31, 1996 plus $1,000,000;

      (vi) recourse and repurchase obligations in connection with sales of notes receivable permitted under Section 6.14 in an amount not to exceed at any one time (x) for the period from the Closing Date through and including December 31, 1995, $2,500,000 and (y) from and after January 1, 1996, the lesser of $3,500,000 or the amount of such recourse and repurchase obligations outstanding on December 31, 1995 plus $1,000,000; and

      (vii) a guarantee in an amount not exceeding $2,800,000 of the obligations of Allstate Insurance with respect to a mortgage loan of the Borrower assumed by Allstate Insurance.

      6.18. Liens. Neither the Borrower nor any Affiliate Borrower will, nor will any of such entities permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on its Property, except:

      (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

      (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

      (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

      (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Big O Entities.

      (v) Liens existing on the date hereof and described in Schedule "5" hereto.

      (vi) Liens in favor of the Lenders granted pursuant to any Collateral Document.

      6.19. Transactions with Affiliates. Neither the Borrower nor any Affiliate Borrower will, nor will any of such entities permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's, such Affiliate Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower, such Affiliate Borrower or such Subsidiary than the Borrower, such Affiliate Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

      6.20. Letters of Credit. Neither the Borrower nor any Affiliate Borrower will, nor will any of such entities permit any of its Subsidiaries to, apply for or become liable upon any Letter of Credit other than a Facility Letter of Credit.

      6.21. Prepayment of Certain Indebtedness. Neither the Borrower nor any Affiliate Borrower will, nor will any of such entities permit any of its Subsidiaries to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Indebtedness of the types described in Section 6.11(ii) and (vii), or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any such Indebtedness, or make any payment on any such Indebtedness during the continuation of a Default, except (i) such prepayments as are required pursuant to Section 2.2.4(b), (ii) refinancings of the Indebtedness described in Section 6.11(ii) to the extent specifically permitted by the provisions of such Section and (iii) refinancings of any Indebtedness which is replaced by Permitted Construction Take-Out Indebtedness in accordance with all of the provisions of this Agreement.

      6.22. Amendments to Certain Agreements. Neither the Borrower nor any Affiliate Borrower will, nor will any of such entities permit any of its Subsidiaries to, (i) amend or terminate any of the landlord waivers or bailee agreements entered into pursuant to the requirements of this Agreement or (ii) make any significant changes in the standard form of franchise agreement for the Borrower from the form attached to the offering circular dated April 1, 1993 as amended November 19, 1993.

      6.23. Financial Undertakings. Neither the Borrower nor any Affiliate Borrower will, nor will any of such entities permit any of its Subsidiaries to, enter into or remain liable upon any Financial Undertaking, except (i) Rate Hedging Obligations entered into with one of the Lenders, (ii) recourse and repurchase obligations in the amount permitted under Section 6.17(vi) in connection with sales of notes receivable permitted under Section 6.14 and (iii) sale/leaseback transactions permitted under Section 6.15.

      6.24.  Financial Covenants.
             -------------------

          6.24.1.  Leverage Ratio.  The Borrower will maintain at all times a
                   --------------
     Leverage Ratio not greater than 0.50 to 1.0.

          6.24.2. Fixed Charge Coverage Ratio. The Borrower will maintain, as at the last day of each fiscal quarter falling during the periods described below, a Fixed Charge Coverage Ratio for the four most recently ended fiscal quarters of not less than (i) 1.35 to 1.0 for the period from the Closing Date through and including December 30, 1995 and (ii) 1.5 to 1.0 for the period from and after December 31, 1995.

          6.24.3. Minimum Tangible Net Worth. The Borrower shall maintain at all times a Tangible Net Worth of not less than the sum of $22,000,000 plus 50% of the cumulative amount of Net Income (without deducting for losses) earned by the Borrower and its Subsidiaries for all fiscal periods commencing after December 31, 1994.

          6.24.4. Cash Flow Coverage Ratio. The Borrower will maintain, as at the last day of each fiscal quarter falling during the periods described below, a Cash Flow Coverage Ratio for the four most recently ended fiscal quarters of not less than (i) 0.10 to 1.0 for the period from the Closing Date through and including December 30, 1995, (ii) 0.125 to 1.0 for the period from December 31, 1995 through and including

     December 30, 1997 and (iii) 0.15 to 1.0 for the period from and after December 31, 1997.

          6.24.5. Rentals. The Borrower will not, nor will it permit its Subsidiaries to, create, incur or suffer to exist obligations for Rentals in excess of (i) $3,000,000 for the period from the Closing Date through and including December 30, 1995, (ii) $4,000,000 for the period from December 31, 1995 through and including December 30, 1996 and (iii) $5,000,000 for the period from and after December 31, 1996, measured on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries.

          6.24.6. Capital Expenditures. The Borrower will not, nor will it permit its Subsidiaries to, make, or be committed to make, Capital Expenditures in excess of (i) $2,500,000 during fiscal 1995 and (ii) $2,000,000 during any fiscal year thereafter, on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries, provided that Capital Expenditures relating to the construction of the Borrower's Las Vegas distribution center shall be permitted and shall not count against the limits in clauses (i) and (ii), above.



                                  ARTICLE VII

                                    DEFAULTS
                                    --------


     The occurrence of any one or more of the following events shall constitute a Default:

     7.1. Any representation or warranty made or deemed made by or on behalf of any Big O Entity to the Lenders or the Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

     7.2. Nonpayment of principal of any Note or of any Reimbursement Obligation when due (including, without limitation, failure to make any payment required by Section 2.1(b)), or nonpayment of interest upon any Note or of any commitment fee or other obligation under any of the Loan Documents within five days after the same becomes due.

     7.3. The breach by any Credit Party of any of the terms or provisions of
Article VI.

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

     7.4. The breach by any Credit Party (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within five days after written notice from the Agent or any Lender.

     7.5. Failure of any Big O Entity to pay any Indebtedness or any Contingent Obligation when due; or the default by any Big O Entity in the performance of any term, provision or condition contained in any agreement under which any Indebtedness or any Contingent Obligation was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of any Big O Entity shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or any Big O Entity shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.6. Any Big O Entity shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect,
(ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

     7.7. Without such entity's application, approval or consent, a receiver, trustee, examiner, liquidator or similar official shall be appointed for any Big O Entity or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against any Big O Entity and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

     7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of any Big O Entity which, when taken together with all other Property of such Big O Entity so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, could, in the reasonable opinion of the Agent, have a Material Adverse Effect.

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

     7.9. Any Big O Entity shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $50,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

     7.10. There shall be any Unfunded Liabilities with respect to any Single Employer Plans or any Reportable Event shall occur in connection with any Plan.

     7.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan.

     7.12. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA.

     7.13. Any Big O Entity shall be the subject of any proceeding or investigation pertaining to the release by any Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could have a Material Adverse Effect or an Affiliate Borrower MAE.

     7.14.  Any Change in Control shall occur.

     7.15. The occurrence of any "default", as defined in any Loan Document (other than this Agreement or the Notes) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement or the Notes), which default or breach continues beyond any period of grace therein provided.

     7.16. Nonpayment by the Borrower of any Rate Hedging Obligation or the breach by the Borrower of any term, provision or condition contained in any agreement, device or arrangement giving rise to any Rate Hedging Obligation.

     7.17. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower or any other Borrowing Base Party shall fail to comply with any of the terms or provisions of any Collateral Document.

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
                 ----------------------------------------------


     8.1.  Acceleration.
           ------------

     (a) If any Default described in Section 7.6 or 7.7 occurs, (i) the obligations of the Lenders to make Loans hereunder and the obligations of the Issuer to issue Facility Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Credit Parties hereby expressly waive and without any election or action on the part of the Agent or any Lender and (ii) the Borrower will be and become thereby unconditionally obligated, without the need for demand or the necessity of any act or evidence, to deliver to the Agent, at its address specified pursuant to Article XIV, for deposit into the Letter of Credit Collateral Account, an amount (the "Collateral Shortfall Amount") equal to the excess, if any, of

          (A) 100% of the sum of the aggregate maximum amount remaining available to be drawn under the Facility Letters of Credit (assuming compliance with all conditions for drawing thereunder) issued by the Issuer and outstanding as of such time, over

          (B) the amount on deposit in the Letter of Credit Collateral Account at such time that is free and clear of all rights and claims of third parties and that has not been applied by the Lenders against the Obligations.

     (b) If any Default occurs and is continuing (other than a Default described in Section 7.6 or 7.7), (i) the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and the obligation of the Issuer to issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Credit Parties hereby expressly waive and (ii) the Required Lenders may, upon notice delivered to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to deliver (and the Borrower will, forthwith upon demand by the Required Lenders and without necessity of further act or evidence, be and become thereby unconditionally and jointly and severally obligated to deliver), to the Agent, at its address specified pursuant to Article XIV, for deposit into the Letter of Credit Collateral Account an amount equal to the Collateral Shortfall Amount.

     (c) If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to deliver (and the Borrower will, forthwith upon demand by the Agent and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Agent as additional funds to be deposited and held in the Letter of Credit Collateral Account an amount equal to such Collateral Shortfall Amount at such time.

     (d) The Agent may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders under the Loan Documents.

     (e) At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account.
After all of the Obligations have been indefeasibly paid in full, any funds remaining in the Letter of Credit Collateral Account shall be returned by the Agent to the Borrower or paid to whoever may be legally entitled thereto at such time.

     (f) The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any such funds.

     8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Credit Parties may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

     (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

     (ii) Reduce or extend the Reimbursement Obligations, or reduce the rate or change the time of payment of any fees related to Facility Letters of Credit;

     (iii)  Reduce the percentage specified in the definition of Required
          Lenders.

     (iv) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Sections
          2.1 or 6.13, or increase the amount of the Commitment of any Lender hereunder, or permit any Credit Party to assign its rights under this Agreement.

     (v)  Amend this Section 8.2.

     (vi) Release any guarantor of any Advance or, except as provided in the Collateral Documents, release all or substantially all of the Collateral (as defined in the Collateral Documents, respectively).

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

     8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the applicable Credit Party to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.



                                   ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------


     9.1. Survival of Representations. All representations and warranties of the Credit Parties contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Credit Party in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3. Taxes. Any taxes (excluding (x) federal taxation of the overall net income of the Agent or any Lender or applicable Lending Installation and (y) overall net income and franchise or other similar taxes imposed on the Agent or any Lender by a jurisdiction under the laws of which the Agent or such Lender is organized, in which its principal office is located, or in which its applicable Lending Installation is located) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any resulting from the Borrower's failure to fulfill its obligations hereunder.

     9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Big O Entities, the Agent and the Lenders and supersede all prior agreements and understandings among the Big O Entities, the Agent and the Lenders relating to the subject matter thereof.

     9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including (i) attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent and (ii) fees and expenses of the Agent's traveling auditors and other professionals in connection with analysis and review of the Collateral) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including (i) attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders and
(ii) fees and expenses of the Agent's traveling auditors and other professionals in connection with analysis, review and disposition of the Collateral) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except that the Borrower shall not be liable for any such losses, claims, damages, penalties, judgments, liabilities or expenses to the extent that they are found in a final judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

     9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11. Nonliability of Lenders. The relationship between the Credit Parties, on the one hand, and the Lenders and the Agent, on the other, shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to any of the Credit Parties. Neither the Agent nor any Lender undertakes any responsibility to any of the Credit Parties to review or inform any of them of any matter in connection with any phase of their respective business or operations.

     9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     9.13. CONSENT TO JURISDICTION. THE CREDIT PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE CREDIT PARTIES HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY CREDIT PARTY AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF,

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

RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     9.14. WAIVER OF JURY TRIAL. THE CREDIT PARTIES, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     9.15. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Big O Entities pursuant to this Agreement in confidence, except for disclosure (i) to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee each of whom shall be subject to the restrictions set forth in this Section, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) as permitted by Section 12.4.

     9.16. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.



                                   ARTICLE X

                                   THE AGENT
                                   ---------


     10.1. Appointment. The First National Bank of Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

     10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

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

     10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Credit Party, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security.
The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Big O Entities to the Agent at such time, but is voluntarily furnished by any of such entities to the Agent (either in its capacity as Agent or in its individual capacity).

     10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

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

     10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower or another Credit Party for which the Agent is entitled to reimbursement by the Borrower or another Credit Party under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Big O Entity in which such Big O Entity is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

     10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Credit Parties and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Credit Parties and the Lenders, a successor Agent. If the Agent has resigned and no successor

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

Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Credit Parties shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

     10.12. Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent to execute and deliver to the Big O Entities on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

     10.13. COLLATERAL RELEASES. THE LENDERS HEREBY EMPOWER AND AUTHORIZE THE AGENT TO EXECUTE AND DELIVER TO THE BIG O ENTITIES ON THEIR BEHALF ANY AGREEMENTS, DOCUMENTS OR INSTRUMENTS AS SHALL BE NECESSARY OR APPROPRIATE TO EFFECT ANY RELEASES OF COLLATERAL WHICH SHALL BE PERMITTED BY THE TERMS HEREOF OR OF ANY OTHER LOAN DOCUMENT OR WHICH SHALL OTHERWISE HAVE BEEN APPROVED BY THE REQUIRED LENDERS (OR, IF REQUIRED BY THE TERMS OF SECTION 8.2, ALL OF THE LENDERS) IN WRITING.



                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS
                            ------------------------


     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Credit Party becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of any Credit Party may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans or participations in Facility Letters of Credit (other than payments

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

received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans or participations in Facility Letters of Credit held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans and participations in Facility Letters of Credit.
If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans and Facility Letters of Credit. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


                                  ARTICLE XII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
               -------------------------------------------------


     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Credit Parties and the Lenders and their respective successors and assigns, except that (i) the Credit Parties shall not have the right to assign their respective rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Credit Parties or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2.  Participations.
            --------------

          12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any participation in Facility Letters of Credit owned by such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender

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

     of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Credit Parties under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Credit Parties and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Facility Letter of Credit or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Facility Letter of Credit or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Facility Letter of Credit or Commitment, releases any guarantor of any such Loan or Facility Letter of Credit or releases any substantial portion of collateral, if any, securing any such Loan or Facility Letter of Credit.

          12.2.3. Benefit of Setoff. The Credit Parties agree that each Participant shall be deemed to have the right of setoff provided in Section
     11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in
     Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3.  Assignments.
            -----------

          12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, and with the consent of the Issuer, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit "H" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Credit Parties and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has

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

     occurred and is continuing, the consent of the Credit Parties shall not be required. Such consent shall not be unreasonably withheld.

          12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit "I" to Exhibit "H" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $2,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and participation in Facility Letters of Credit under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Credit Parties, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Loans and participation in Facility Letters of Credit assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Credit Parties shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

     12.4. Dissemination of Information. The Credit Parties authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Credit Parties and their respective Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.15 of this Agreement.

     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.9.

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

                                  ARTICLE XIII

                                    GUARANTY
                                    --------


     13.1. Guaranty of Payment and Performance of Obligations of Affiliate Borrowers. The Borrower hereby guarantees to the Agent and the Lenders, as a primary obligor and not merely as a surety, the full and punctual payment when due (whether at maturity, by acceleration or otherwise), as well as the performance, of all of the Obligations incurred or owed by or chargeable to the Affiliate Borrowers (the "Affiliate Borrower Obligations"). The Borrower's obligation under this Article IX is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Affiliate Borrower Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent or the Lenders first attempt to collect any of the Affiliate Borrower Obligations from any Affiliate Borrower or resort to any collateral security, any balance of any deposit account or credit on the books of any Lender in favor of any Affiliate Borrower or any other Person or other means of obtaining payment. Should any Affiliate Borrower default in the payment or performance of any of the Affiliate Borrower Obligations, the Agent or any one of the Lenders may cause the obligations of the Borrower (as guarantor) hereunder with respect to such Affiliate Borrower Obligations to become forthwith due and payable to the Agent and the Lenders, without demand or notice of any nature (other than as expressly provided herein), all of which are expressly waived by the Borrower.

     13.2. Borrower's Further Agreements to Pay. The Borrower further agrees, as the principal obligor and not as a guarantor only, to pay to the Agent and the Lenders, forthwith upon demand in funds immediately available to the Agent and the Lenders, all reasonable costs and expenses (including court costs and legal expenses) incurred or expended by the Agent and the Lenders in connection with the Affiliate Borrower Obligations, this Article XIII and the enforcement thereof, together with interest on amounts recoverable under this Article XIII from the time when such amounts become due until payment, at a rate of interest (computed for the actual number of days elapsed based on a 365/6 day year) equal to the Corporate Base Rate plus 2% per annum such changing when and as the Corporate Base Rate changes.

     13.3. Waivers by Borrower: Agent's and Lenders' Freedom to Act. The Borrower waives notice of acceptance of this Article XIII, notice of any action taken or omitted by the Agent or any Lender in reliance on this Article XIII, and any requirement that the Agent or the Lenders be diligent or prompt in making demands under this Article XIII, giving notice of any default by any Affiliate Borrower or asserting any other rights of the Agent or any Lender under this Article XIII. The Borrower also irrevocably waives all defenses that at any

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

time may be available in respect of the Affiliate Borrower Obligations by virtue of any statute of limitations, valuation, stay, moratorium law of other similar law now or thereafter in effect. The Borrower also irrevocably waives any benefit of any collateral which may from time to time secure the Affiliate Borrower Obligations and authorizes the Agent and the Lenders to take any action or exercise any remedy with respect thereto which they in their discretion shall determine, without notice to the Borrower. In the event the Agent or the Lenders elect in their discretion to give notice to the Borrower of any action with respect to such collateral, ten days written notice mailed to the Borrower by U.S. mail at its address set forth in this Agreement shall be deemed reasonable notice of the matters contained therein. Each of the Agent and the Lenders shall be at liberty, without giving notice to or obtaining the assent of the Borrower and without relieving the Borrower of any liability under this
Article XIII, to deal with any Credit Party and with each other party who now is or after the date hereof becomes liable in any manner for any of the Affiliate Borrower Obligations, in such manner as the Agent or any Lender in its sole discretion deems fit, and to this end the Borrower agrees that the validity and enforceability of this Article XIII shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Affiliate Borrower Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Affiliate Borrower Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Affiliate Borrower Obligations or any part thereof;
(c) any waiver of any right, power or remedy or of any default with respect to the Affiliate Borrower Obligations or any part thereof or any agreement relating thereto; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any person or entity with respect to the Affiliate Borrower Obligations or any part thereof; (e) the enforceability or validity of the Affiliate Borrower Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the Affiliate Borrower Obligations or any part thereof; (f) the application of payments received from any source to the payment of indebtedness other than the Affiliate Borrower Obligations, any part thereof or amounts which are not covered by this Article XIII even though the Lenders or the Agent might lawfully have elected to apply such payments to any part or all of the Affiliate Borrower Obligations or to amounts which are not covered by this Article XIII or (g) the existence of any claim, setoff or other rights which the Borrower may have at any time against any of the Affiliate Borrowers in connection herewith or any unrelated transaction, all whether or not the Borrower shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (g) of this Section 13.3.

     13.4. Unenforceability of Affiliate Borrower Obligations Against Affiliate Borrowers. Notwithstanding (a) any change of ownership of any Affiliate Borrower or the insolvency, bankruptcy or any other change in the legal status of any Affiliate Borrower; (b) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Affiliate Borrower Obligations; (c) the failure of any Affiliate Borrower or the undersigned to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Affiliate Borrower Obligations or this Article XIII, or to take any other action required in connection with the performance of all obligations pursuant to the Affiliate Borrower Obligations or this Article XIII; or (d) if any of the moneys included in the Affiliate Borrower Obligations have become irrecoverable from any Affiliate Borrower for any other reason other than final payment in full of the Affiliate Borrower Obligations in accordance with their terms, this Article XIII shall nevertheless be binding on the Borrower. This Article XIII shall be in addition to any other guaranty or other security for the Affiliate Borrower Obligations, and it shall not be rendered unenforceable by the invalidity of any such other guaranty or security. In the event that acceleration of the time for payment of any of the Affiliate Borrower Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Affiliate Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with the Affiliate Borrower Obligations shall be immediately due and payable by the Borrower.

     13.5. Subrogation; Subordination. The Borrower shall not enforce or otherwise exercise any right of subrogation to any of the rights of any Lender against any Affiliate Borrower until all of the Affiliate Borrower Obligations are fully and indefeasibly paid in full. The payment of any amounts due with respect to any indebtedness of any Affiliate Borrower now or thereafter owed to the Borrower is hereby subordinated to the prior payment in full of all of the Affiliate Borrower Obligations. The Borrower agrees that, after the occurrence of any default in the payment or performance of any of the Affiliate Borrower Obligations, the Borrower will not demand, sue for or otherwise attempt to collect any such indebtedness of any Affiliate Borrower to the Borrower until all of the Affiliate Borrower Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Borrower shall collect, enforce or receive any amounts in respect of such indebtedness while any Affiliate Borrower Obligations are still outstanding, such amounts shall be collected, enforced and received by the Borrower as trustee for the Agent and the Lenders and be paid over to the Agent on account of the Affiliate Borrower Obligations without affecting in any manner the liability of the Borrower under the other provisions of this Article XIII. The provisions of this Section 13.5 shall be supplemental to and not in derogation of any rights and remedies of the Agent and the Lenders under any separate subordination agreement which the Agent and the Lenders may at any time and from time to time enter into with the Borrower.

     13.6. Termination. The Borrower's obligations hereunder shall continue in full force and effect until the Affiliate Borrower Obligations are finally paid and satisfied in full and this Agreement is terminated, provided that this
Article XIII shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Affiliate Borrower Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of any Affiliate Borrower, or otherwise, as though such payment had not been made or other satisfaction occurred, whether or not the Lenders or the Agent is in possession of this Agreement. No invalidity, irregularity or unenforceability by reason of the Bankruptcy Code or any insolvency or other similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Affiliate Borrower Obligations shall impair, affect, be a defense to or claim against the obligations of the Borrower under this Article XIII.

     13.7. Effect of Bankruptcy. The Borrower's obligations under this Article XIII shall survive the insolvency of any Affiliate Borrower and the commencement of any case or proceeding by or against any Affiliate Borrower under the federal Bankruptcy Code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes. No automatic stay under the federal Bankruptcy Code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes to which any Affiliate Borrower is subject shall postpone the obligations of the Borrower under this Article XIII.

     13.8. Setoff. Regardless of the other means of obtaining payment of any of the Affiliate Borrower Obligations, each of the Agent and the Lenders is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Borrower under this Article XIII, whether or not the Agent and the Lenders shall have made any demand under this Article XIII and although such obligations may be contingent or unmatured.

     13.9. Further Assurances. The Borrower agrees to do all such things and execute all such documents as the Agent and the Lenders may consider necessary or desirable to give full effect to this Article XIII and to perfect and preserve the rights and powers of the Agent and the Lenders hereunder.

     13.10. Limitation. The provisions of this Article XIII are severable, and in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Borrower hereunder would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Borrower's liability under this guaranty, then, notwithstanding any other provision of this guaranty to the contrary, the amount of such liability shall, without any further action by the Borrower, the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

                                  ARTICLE XIV

                                    NOTICES
                                    -------


     Except as otherwise permitted by Section 2.2.5 with respect to borrowing notices, any notice required or permitted to be given under this Agreement shall be sent by United States mail, telegraph, telex, FAX or nationally established overnight courier service, and shall be deemed received (i) when received by the addressee if sent via the United States mail, postage prepaid, (ii) when delivered to the appropriate office or machine operator for transmission, charges prepaid, if sent by telegraph or telex (answerback confirmed in the case of telexes), (iii) when receipt thereof by the addressee is confirmed by telephone if sent by FAX and (iv) one business day after delivery to an overnight courier service, if sent by such service, in each case addressed to the relevant party at the address set forth for such party on the signature pages hereto or at such other address as may be designated by such party in a notice to the other parties.



                                   ARTICLE XV

                                  COUNTERPARTS
                                  ------------


     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Affiliate Borrowers, the Borrowing Base Parties, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

     IN WITNESS WHEREOF, the Borrower, the Affiliate Borrowers, the Borrowing Base Parties, the Lenders and the Agent have executed this Agreement as of the date first above written.
                                                            BIG O TIRES, INC.

                                       as the Borrower

                                       By: /s/ John B. Adams
                                          ------------------
                                       Print Name: John B. Adams

                                       Title: Executive V.P. & C.F.O.
                                       11755 East Peakview Avenue
                                       Englewood, Colorado  80111

                                       Attention:    John B. Adams
                                                  Executive Vice President and
                                                  Chief Financial Officer

                                                  FAX:      (303) 790-6064
                                                  Telephone:  (303) 790-2800



                                       BIG O DEVELOPMENT, INC.
                                       as an Affiliate Borrower

                                       By: /s/ John B. Adams
                                          ----------------------
                                       Print Name: John B. Adams

                                       Title: V.P.
                                             11755 East Peakview Avenue
                                             Englewood, Colorado  80111

                                       Attention:    John B. Adams
                                                  Vice President and
                                                  Chief Financial Officer

                                                  FAX:      (303) 790-6064
                                                  Telephone:  (303) 790-2800

                              BIG O TIRE OF IDAHO, INC.
                              as a Borrowing Base Party

                              By: /s/ John B. Adams

                              Print Name: John B. Adams


                              Attention:    John B. Adams
                                         Vice President and
                                         Chief Financial Officer

                                         FAX:      (303) 790-6064
                                         Telephone:  (303) 790-2800


Commitments
-----------
$20,000,000                   THE FIRST NATIONAL BANK OF CHICAGO
                               Individually, as Agent and as Issuer


                              By:  /s/ Nathan L. Bloch
                              ------------------------
                              Print Name:  Nathan L. Bloch

                              Title:  Vice President

                              Address:
                              One First National Plaza, Ste. 0088
                              Chicago, Illinois  60670

                              Attention:  Nathan L. Bloch, Vice President
                              FAX: (312) 732-5161
                              Telephone:  (312) 732-2243
s:\coml\kwh\bigo\revolv.ca

                                  EXHIBIT "A"

                                      NOTE


$____________                                                   January 23, 1995


______________ , a _______________corporation (the "[Affiliate] Borrower"), promises to pay to the order of __________________________________ (the
"Lender") the lesser of the principal sum of __________________ Dollars or the aggregate unpaid principal amount of all Loans made by the Lender to the [Affiliate] Borrower pursuant to Article II of the Credit Agreement (as the same may be amended or modified, the "Agreement") hereinafter referred to, in immediately available funds at the main office of The First National Bank of Chicago in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The [Affiliate] Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of January 23, 1995 among [the Borrower/Big O Tires, Inc.], the Affiliate Borrowers, the Borrowing Base Parties, The First National Bank of Chicago, individually, as Issuer and as Agent, and the lenders named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.




                                 By:
                                 Print Name:
                                 Title:

                  SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                       TO
                           NOTE OF _________________,
                             DATED JANUARY 23, 1995

                                    Maturity
Maturity    Principal   Maturity    Principal
            Amount of  of Interest   Amount    Unpaid
Date          Loan       Period       Paid     Balance
----------  ---------  -----------  ---------  -------


                                  EXHIBIT "B"

                                FORM OF OPINION

                                 January 23, 1995


The First National Bank of Chicago
One First National Plaza
Chicago, Illinois  60670

Gentlemen/Ladies:

     We are counsel for ________________________ (the "Borrower"), Big O Development, Inc. ("BODI" or the "Affiliate Borrower") and Big O Tire of Idaho, Inc. (a "Borrowing Base Party"; collectively, together with the Borrower and BODI, the "Initial Obligors") and have represented the Initial Obligors in connection with their execution and delivery of a Revolving Credit Agreement among the Initial Obligors and The First National Bank of Chicago, as a Lender, as Issuer and as Agent dated as of ____________ (the "Agreement"). All capitalized terms used in this opinion and not otherwise defined shall have the meanings attributed to them in the Agreement.

     We have examined each Initial Obligor's articles of incorporation, by-laws, resolutions, the Loan Documents and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:

     l. The Borrower, each of its Subsidiaries and BODI are corporations duly incorporated, validly existing and in good standing under the laws of their states of incorporation and have all requisite authority to conduct their business in each jurisdiction in which their business is conducted.

     2. The execution and delivery of the Loan Documents by the Initial Obligors and the performance by the Initial Obligors of the Obligations have been duly authorized by all necessary corporate action and proceedings on the part of each Initial Obligor and will not:

          (a) require any consent of the Initial Obligors' shareholders;

          (b) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, any of its Subsidiaries or BODI or the Borrower's, any Subsidiary's or BODI's articles of incorporation or by-laws or any indenture, instrument or agreement binding upon the Borrower, any of its Subsidiaries or BODI; or

          (c) result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Borrower, any of its Subsidiaries or BODI.

     3. The Loan Documents have been duly executed and delivered by each Initial Obligor and constitute legal, valid and binding obligations of each Initial Obligor enforceable in accordance with their respective terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought. Without limiting the effect of the preceding sentence, the guaranty by the Borrower of the Affiliate Borrower Obligations set forth in Article XIII of the Credit Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

     4. There is no litigation or proceeding against the Borrower, any of its Subsidiaries or BODI which, if adversely determined, could have a Material Adverse Effect or an Affiliate MAE.

     5. No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Borrower, any of its Subsidiaries or BODI, is required to be obtained by the Borrower, any of its Subsidiaries or BODI in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or in connection with the payment by any Initial Obligor of the Obligations.

     This opinion may be relied upon by the Agent, the Lenders and their participants, assignees and other transferees.


                              Very truly yours,

                                  EXHIBIT "C"

                         AFFILIATE BORROWER COUNTERPART
                        Dated as of ______________, 199

     Reference is made to the Revolving Credit Agreement, dated as of January 23, 1995 (the "Agreement"), among Big O Tires, Inc. (the "Borrower"), the Affiliate Borrowers, the Borrowing Base Parties, the Lenders and The First National Bank of Chicago, as Issuer and as Agent. Terms not defined herein which are defined in the Agreement have for the purposes hereof the meanings provided therein.

     By its execution hereof, [name of Affiliate Borrower], a [jurisdiction of incorporation] corporation (the "New Affiliate Borrower"), hereby elects to be an Affiliate Borrower for purposes of the Agreement, effective as of the date hereof. The New Affiliate Borrower confirms that the representations and warranties set forth in Article V-A of the Agreement are true and correct in all material respects as of the date hereof, and the New Affiliate Borrower hereby agrees to perform all of its obligations as a "Affiliate Borrower" under, and to be bound in all respects by the terms of, the Agreement, the same as if the New Affiliate Borrower were a signatory "Affiliate Borrower" thereto.

     The address (including telephone and telecopy numbers) to which all notices to the New Affiliate Borrower under the Agreement should be directed is:



                                    [NEW AFFILIATE BORROWER]


                                    By:
                                    Title:

     The undersigned hereby confirms that [name of Affiliate Borrower] is an "Affiliate Borrower" for purposes of the Agreement described above and reaffirms its obligations under Article XIII of the Agreement with respect to the New Affiliate Borrower.


                                    BIG O TIRES, INC.


                                    By:
                                    Title:


     The undersigned consent(s) to the addition of [Name of new Affiliate Borrower] as an Affiliate Borrower under the Agreement effective as of the date set forth above.

                                    THE FIRST NATIONAL BANK OF CHICAGO, as
                                    Agent, Issuer and Lender


                                    By:
                                    Title:

                                  EXHIBIT "D"

                             COMPLIANCE CERTIFICATE


To:  The Lenders parties to the
     Credit Agreement Described Below

     This Compliance Certificate is furnished pursuant to that certain Revolving Credit Agreement dated as of January 23, 1995 (as amended, modified, renewed or extended from time to time, the "Agreement") among the Borrower, the Affiliate Borrowers, the Borrowing Base Parties, the lenders party thereto and The First National Bank of Chicago, as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1.  I am the duly elected _____________________ of the Borrower;

     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the computations set forth in
Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of ______________, 19___.

                                    [SAMPLE]

                      SCHEDULE I TO COMPLIANCE CERTIFICATE

              Schedule of Compliance as of                   with
                      Provisions of ______ and ________ of
                                 the Agreement

                                  EXHIBIT "E"

                           BORROWING BASE CERTIFICATE
                       Data as of _________, 199  ($000)

                  Accounts Receivable Availability Calculation
                  --------------------------------------------

Gross Accounts Receivable                             $
     Less:  Average discounts, credits
          and allowances              $
          90 Days Past Due/1/
          15% Cross Age
          Intercompany
          Consignment Receivables
          Accounts in Legal Action (current
          portion)
          Warranty Set-Aside (1/4 of 12 mos.)
          Convention Reserve
          Other Ineligibles

     Add: Accrued [current month] Royalties
          which are in General
          Ledger but not in aging     (         )

Total Ineligibles                                     $
Total Eligible Receivables
Advance Rate                                                             x  85%
Net Availability (Accounts Receivable)                $

                       Inventory Availability Calculation
                       ----------------------------------

Class I (New tires, used tires, seconds and retreads, wheels and wheel accessories, shock absorbers, struts and coils)
Gross Class I FIFO Inventory                          $
     Less /2/:  Supplies              $
          Consignment Inventory
          Equipment
          Obsolete Wheel Reserve
          Unrealized Intercompany Profit
          Unamortized Price Reductions


     /1/ Or, with respect to accounts subject to agreed special dating programs, ineligible under Section 2.11.2(i).
     /2/  Relating to Class I Inventory

          Writedowns to Net Realizable Value
          In-Transit/3/
          Other Ineligibles

Total Ineligibles/ 2/                                 $
---------------------

Total Eligible Class I Inventory
Advance Rate for Class I Inventory                                        x65%
Net Availability (Class I Inventory)                  $


Class II (All Inventory not included in Class I)
--------
Gross Class II FIFO Inventory                         $
     Less /4/:  Supplies              $
          Consignment Inventory
          Equipment
          Obsolete Wheel Reserve
          Unrealized Intercompany Profit
          Unamortized Price Reductions
          Writedowns to Net Realizable Value
          In-Transit
          Other Ineligibles

Total Ineligibles /4/                                 $
Total Eligible Class II Inventory
Advance Rate for Class II Inventory                                        x40%
Net Availability (Class II Inventory)                 $


Net Availability (all Inventory) /5/                  $


TOTAL AVAILABILITY
(INVENTORY AND ACCOUNTS RECEIVABLE)                   $



/2/  Relating to Class I Inventory

/3/  Pursuant to Section 2.11.8(ii)

/4/  Relating To Class II Inventory

/5/ Not to exceed 80% of Total Availability; if calculation would otherwise show Net Availability (all Inventory) exceeding 80% of Total Availability, Net Availability (all Inventory) shall be reduced to an amount equal to 80% of Total Availability.

                                  EXHIBIT "F"

                 LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To The First National Bank of Chicago,
as Agent (the "Agent") under the Credit Agreement
Described Below.

Re: Revolving Credit Agreement dated as of January 23, 1995 (as amended, modified, renewed or extended from time to time, the "Agreement") among the Borrower, the Affiliate Borrowers, the Borrowing Base Parties, the lenders party thereto and The First National Bank of Chicago, as Agent for the Lenders. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

     The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Article XIV of the Agreement or based on any telephonic notice made in accordance with Section 2.6 of the Agreement.

Facility Identification Number(s)

Customer/Account Name  _____

Transfer Funds To



For Account No.          _____                  __

Reference/Attention To

Authorized Officer (Customer Representative)  Date


(Please Print)                                  Signature

Bank Officer Name                        Date


(Please Print)                                  Signature

   (Deliver Completed Form to Credit Support Staff For Immediate Processing)

                                  EXHIBIT "G"

             DISBURSEMENT INFORMATION RE PROPERTY DEVELOPMENT LOAN
                             TO AFFILIATE BORROWER
                                  (In Dollars)



        Location   Current    Advances To    Estimated        Total       Estimated      Estimated
 (City, State)    Borrowing      Date        Total to     Estimate of    Completion    Refinancing
                   Request        (B)       Completion       Costs          Date          or Sale
                     (A)                        (C)          (A+B+C)      (MO., YR.)       Date
                                                                                        (MO., YR.)







































Total
===================================================================================================

                                  EXHIBIT "H"

                              ASSIGNMENT AGREEMENT

     This Assignment Agreement (this "Assignment Agreement") between __________________________ (the "Assignor") and __________________ (the
"Assignee") is dated as of _________________, 19__. The parties hereto agree as follows:


     1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.


     2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of
Schedule 1 and the other Loan Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.


     3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit "I" attached hereto has been delivered to the Agent. Such Notice of Assignment must include any consents required to be delivered to the Agent by Section [12.3.1] of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.


     4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Floating Rate Loans assigned to the Assignee hereunder and (ii) with respect to each Eurodollar Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Eurodollar Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Eurodollar Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Eurodollar Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such Eurodollar Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Eurodollar Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Eurodollar Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Eurodollar Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Eurodollar Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Eurodollar Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Agent with respect to Eurodollar Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Floating Rate Loans or fees, or the Payment Date, in the case of Eurodollar Loans, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

*Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

     5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or [commitment] fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fees for the period prior to the Effective Date or, in the case of Eurodollar Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to
Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was ___ of 1% less than the interest rate paid by the Borrower or if the commitment fee was ___ of

1% less than the commitment fee paid by the Borrower, as applicable. In addition, the Assignee agrees to pay ___% of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement.


     6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.


     7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [(vii) confirms that it is an Eligible Assignee,]* [and (viii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].**

*to be inserted if required by the Credit Agreement.

**to be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.


     8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.


     9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section [12.3.1] of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under [Sections 4, 5 and 8] hereof.

     10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.


     11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.


     12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.


     13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                                      [NAME OF ASSIGNOR]

                                      By:                    _____
                                      Title:




                                      [NAME OF ASSIGNEE]

                                      By:
                                      Title:      _____

                                   SCHEDULE 1
                            to Assignment Agreement

1.   Description and Date of Credit Agreement:

2.                                         Date of Assignment Agreement:               , 19

3.                                         Amounts (As of Date of Item 2 above):

                                           Facility                                Facility   Facility   Facility
                                                                              1*          2*        *3         *4
                                           -------------------------------------   --------   --------   --------
     a.                                    Total of Commitments
          (Loans)** under
          Credit Agreement                 $                                       $          $          $

     b.                                    Assignee's Percentage
          of each Facility purchased
          under the Assignment
          Agreement***                     %                                       %          %          %

     c.                                    Amount of Assigned Share in
          each Facility purchased under
          the Assignment
          Agreement                        $                                       $          $          $

4.   Assignee's Aggregate (Loan
     Amount)**  Commitment Amount
     Purchased Hereunder:                         $_________

5.   Proposed Effective Date:

Accepted and Agreed:

[NAME OF ASSIGNOR]                       [NAME OF ASSIGNEE]
By:                                          By:
Title:   ___  __                             Title:



 *   Insert specific facility names per Credit Agreement
** If a Commitment has been terminated, insert outstanding Loans in place of Commitment
***  Percentage taken to 10 decimal places

                Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

         Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

                                  EXHIBIT "I"
                            to Assignment Agreement

                                     NOTICE
                                 OF ASSIGNMENT
                                 -------------


                                                     ____________________, 19__
                                                     --------------------

To:      [NAME OF BORROWER]*



         [NAME OF AGENT]



From:  [NAME OF ASSIGNOR] (the "Assignor")

     [NAME OF ASSIGNEE] (the "Assignee")


         1. We refer to that Credit Agreement (the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

         2. This Notice of Assignment (this "Notice") is given and delivered to ****[the Borrower and]**** the Agent pursuant to Section [12.3.2] of the Credit Agreement.

         3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of ___________, 19__ (the "Assignment"), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections [12.3.1 and 12.3.2] of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.


*To be included only if consent must be obtained from the Borrower pursuant to
Section 12.3.1 of the Credit Agreement.

         4. The Assignor and the Assignee hereby give to the Borrower and the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy
the conditions precedent agreed to by the Assignor and the Assignee.   At the
request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

         5. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $2,500 required by Section 12.3.2 of the Credit Agreement.

         6. If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

         7. The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

         8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.

         9. The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR                         NAME OF ASSIGNEE

By:                                  By:

Title:                               Title:

ACKNOWLEDGED [AND CONSENTED              ACKNOWLEDGED [AND CONSENTED TO]
TO BY [NAME OF AGENT]                         BY [NAME OF BORROWER]


By:                                  By:
Title:                               Title:         _____

                 [Attach photocopy of Schedule 1 to Assignment]

                                 SCHEDULE "1"

                            LOCATIONS OF INVENTORY
                       (See Sections 2.11.8 and 2.11.9)


A.   Properties Owned by a Borrowing Base Party (show name of owner):
     ------------------------------------------

     Big O Development, Inc:

     3511 South T.K. Avenue                875 American Pacific Drive
     Boise, ID 83705                       Henderson, NV 80914

     640 Park East Blvd.
     New Albany, IN 47150


B.   Properties Leased by a Borrowing Base Party (show name of owner and
     -------------------------------------------
     landlord's name):

     The Prudential Insurance Company of America:

     5400 E. Francis
     Ontario, CA 91761

     BOTAC VI Leasing, LLC:

     11755 East Peakview Avenue
     Englewood, CO 80111

C.   Public Warehouses or other Locations pursuant to Bailment Arrangements
     ----------------------------------------------------------------------
     (include name of warehouse operator or other bailee):

     None.

                                  SCHEDULE "2"

                                   LITIGATION
                            (See Sections 5.7, 5A.7)


                                                           SCHEDULE "3"

                                                SUBSIDIARIES AND OTHER INVESTMENTS

                                                                              AMOUNT OF                     JURISDICTION
                                                     OWNED                   INVESTMENT        PERCENT          OF
INVESTMENT IN:                                        BY:                    AT 12/31/94      OWNERSHIP     ORGANIZATION
----------------------------------       -----------------------------      --------------    ----------    -------------
BIG O TIRE OF IDAHO, INC.                BIG O TIRES, INC.                   $  1,301,382        100%           IDAHO
BIG O RETAIL ENTERPRISES, INC.           BIG O TIRES, INC.                   $  1,590,371        100%         COLORADO
BIG O DEVELOPMENT, INC.                  BIG O TIRES, INC.                   $     50,000        100%         COLORADO
O ADVERTISING, INC.                      BIG O TIRES, INC.                   $      1,000        100%         COLORADO
BIG O/CSB JOINT VENTURE                  BIG O RETAIL ENTERPRISES, INC.      $    148,714         50%        CALIFORNIA
BIG O/SANDS JOINT VENTURE                BIG O RETAIL ENTERPRISES, INC.      $          0         50%          ARIZONA
BIG O/HERBERT HAWLEY JOINT VENTURE       BIG O RETAIL ENTERPRISES, INC.      $     71,993         50%         COLORADO
BIG O/CMT JOINT VENTURE                  BIG O RETAIL ENTERPRISES, INC.      $          0         50%        CALIFORNIA
B & G TETON JOINT VENTURE                BIG O RETAIL ENTERPRISES, INC.      $     84,990         50%          WYOMING
TIRE INDUSTRIES, INC.                    BIG O RETAIL ENTERPRISES, INC.      $    133,397         50%           UTAH
APEX TIRE, INC.                          BIG O RETAIL ENTERPRISES, INC.      $    206,860         51%           UTAH
B&D MANAGEMENT, INC.                     BIG O RETAIL ENTERPRISES, INC.      $    305,694         51%           UTAH
INTERMOUNTAIN REALTY                     BIG O DEVELOPMENT, INC.             $    538,231         50%         COLORADO
SCB GROUP                                BIG O DEVELOPMENT, INC.             $     35,069         50%        CALIFORNIA
SUMMIT TIRE AND BATTERY, INC.            BIG O TIRES, INC.                   $     46,600         10%          FLORIDA

                                       109

                                  SCHEDULE "4"

                             ENVIRONMENTAL MATTERS
                               (See Section 5.14)


     Big O Tires, Inc. ("Big O") has been designated as a Potentially Responsible Party ("PRP") with regard to the Lowry Landfill a waste site that has been designated by the appropriate environmental authorities as a "Super Fund Site". This designation occurred in the late 1970s, primarily because Big O's predecessor company, Big O Tire Dealers, Inc. was an operating business in the Denver metropolitan area at that time. While the designation PRP apparently continues today, it appears that Big O will not be called upon to share in any responsibility for the clean up of this site.

                                                        SCHEDULE "5"

                                                  INDEBTEDNESS AND LIENS

============================================================================================================================
                                                                                                                   AMOUNT
                                                                                               MATURITY OF      INDEBTEDNESS
INDEBTEDNESS INCURRED BY        INDEBTEDNESS OWED TO             PROPERTY ENCUMBERED           INDEBTEDNESS      AT 12/31/94
=============================================================================================================================
Big O Tires, Inc.               USG Annuity & Life Company       877 Cotting Court                 2004          $5,000,000
Big O Development, Inc.         Republic Western Insurance       Vacaville, California             2004          $3,000,000
Big O Tire of Idaho, Inc.       Company                          3511 So. T.K. Avenue
                                                                 Boise, Idaho
                                                                 875 American Pacific Drive
                                                                 Henderson, Nevada (when
                                                                 acquired)
-----------------------------------------------------------------------------------------------------------------------------
Big O Tires, Inc.               The Kelly-Springfield Tire       Inventory                       11/15/97        $4,355,339
Big O Tire of Idaho, Inc.       Company
Big O Retail Enterprises, Inc.
-----------------------------------------------------------------------------------------------------------------------------
Big O Tires, Inc.               Solano County, California        877 Cotting Court                 1999           $32,837
                                Vaca Valley Industrial Park      Vacaville, California
-----------------------------------------------------------------------------------------------------------------------------
Big O Development, Inc.         National City Bank               501 Park East Blvd.             09/01/2001      $1,475,000
                                                                 New Albany, Indiana
-----------------------------------------------------------------------------------------------------------------------------
Big O Development, Inc.         The Steve and Bette Gibson       Real Property located in        01/31/1995       $312,000
                                Charitable Remainder Unitrust    Maricopa County, Arizona
-----------------------------------------------------------------------------------------------------------------------------
Big O Development, Inc.         AT & T Commercial Finance        544 North State Street          07/01/2004       $412,565
                                Corporation                      Lake Oswego, Oregon
-----------------------------------------------------------------------------------------------------------------------------
Big O Development, Inc.         Jack and Margaret Thorburn       Parcel II, K-Mart Shopping      04/30/1995       $200,000
                                                                 Center Ramona, California
-----------------------------------------------------------------------------------------------------------------------------
Big O Retail Enterprises, Inc.  Colonial Pacific Leasing         Equipment at 1530 S. Gilbert    04/01/1997        $82,406
                                                                 Road
                                                                 Mesa, Arizona
==============================================================================================================================

                                  SCHEDULE "6"

                             INTELLECTUAL PROPERTY
                               (See Section 5.19)

                                      112